SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CVS Health Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notice of Annual Meeting of Stockholders

May 7, 2015; 9:00 a.m.

CVS Health Corporation Customer Support Center One CVS Drive Woonsocket, Rhode Island 02895

MESSAGE FROM OUR
CHAIRMAN AND OUR
CHIEF EXECUTIVE OFFICER

Dear Fellow Stockholders:

By any measure, 2014 was a milestone year for CVS Health. We met or exceeded all of our key financial targets and maintained our focus on the three pillars that we consider essential to maximizing stockholder value: driving productive, long-term growth; generating significant free cash flow; and optimizing capital allocation. We delivered solid year-over-year growth in revenues, operating profit, earnings per share, and cash flow, and once again returned more than $5 billion to stockholders through dividends and share repurchases.

This strong performance resulted in total shareholder returns of 36.6 percent in 2014, outperforming the S&P 500 Index and the Dow Jones Industrial Average, which returned 13.7 percent and 10.0 percent, respectively. In fact, we outperformed these indices on a three-, five-, and 10-year basis as well.

In 2014, we became the first national pharmacy chain to eliminate the sale of tobacco products. This strategic action eliminated approximately $2 billion in tobacco and associated revenues on an annual basis; yet we believe it will help drive our long-term growth as it better aligns the company with patients, payors, and providers as they search for ways to improve health outcomes and control costs. Importantly, at the same time we changed our corporate name to CVS Health. Our company is at the forefront of an evolving health care landscape and our new name reflects our broader health care commitment and underscores our purpose of helping people on their path to better health.

Last year also saw the launch of our new corporate social responsibility roadmap, Prescription for a Better World. Through this roadmap, we are focused on three key areas: building healthier communities, protecting the planet, and creating economic opportunities. We believe these areas are essential ingredients for a better world and we can help support them by leveraging the scale, expertise, and innovative spirit of CVS Health.

In addition to engaging with our communities, we seek to proactively engage with our stockholders to ensure that we understand your needs. We believe accountability to our stockholders is a mark of good governance, and we pride ourselves in strong corporate governance practices. As you will see, we have made substantial changes to the format of our proxy statement this year based on conversations we have had with many of you throughout the year. We hope that you will find our new presentation helpful and more user-friendly, and we certainly welcome your feedback.

Our 2015 Annual Meeting of Stockholders will be held on Thursday, May 7, 2015, at 9:00 a.m., at the CVS Health Customer Support Center located at One CVS Drive in Woonsocket, Rhode Island. We invite you to attend, and ask you to please vote at your earliest convenience whether or not you plan to attend. Your vote is important.

With our strong position in this evolving health care marketplace, we see a bright future for CVS Health and our stockholders. Thank you for your confidence and your continued support.

Larry J. Merlo David W. Dorman

Sincerely,

David W. Dorman Chairman of the Board	Larry J. Merlo President and Chief Executive Officer

www.cvshealthannualmeeting.com    1

NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS

Date and Time	May 7, 2015, 9:00 A.M. EDT

Place	CVS Health Corporation
Customer Support Center
One CVS Drive
Woonsocket, Rhode Island 02895

Items to be Voted
●Elect 11 directors named in this proxy statement;
●Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015;
●Act, by non-binding vote, to approve the Company’s executive compensation as disclosed in this proxy statement;
●Approve the performance criteria in the Company’s 2010 Incentive Compensation Plan;
●Act on one stockholder proposal to be presented; and
●Conduct any other business properly brought before the Meeting.

Eligibility to Vote	Stockholders of record at the close of business on March 12, 2015 may vote at the Meeting.

By Order of the Board of Directors, Colleen M. McIntosh Senior Vice President & Corporate Secretary

Your vote is important.
Whether or not you plan to attend the Annual Meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your voting instructions to see which of these options are available to you. Even if you are attending the Annual Meeting in person, we encourage you to vote in advance by mail, phone or Internet.

We began mailing this proxy statement and the enclosed proxy card on or about March 27, 2015 to all stockholders entitled to vote. Our 2014 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 7, 2015.

The proxy statement and annual report to security holders are available at www.cvshealthannualmeeting.com and at www.proxyvote.com/cvs.

2     CVS Health Notice of Annual Meeting of Stockholders

www.cvshealthannualmeeting.com    3

4   CVS Health Notice of Annual Meeting of Stockholders

PROXY STATEMENT HIGHLIGHTS

This summary highlights selected information in this Proxy Statement – please review the entire document before voting.

MEETING INFORMATION

Date	Time	Location	Admission
May 7, 2015	9:00 a.m. EDT	CVS Health Corporation Customer Support Center One CVS Drive Woonsocket, RI 02895	See page 67 for instructions

All of our Annual Meeting materials are available in one place at www.cvshealthannualmeeting.com There, you can download electronic copies of our Annual Report and Proxy Statement, and use the link to vote.

VOTING ITEMS

Item	Board Recommendation	Reason(s) for Board Recommendation	Further Information (page)
1 – Election of 11 directors named in this proxy statement	FOR each director nominee	Our nominees are seasoned leaders who bring a mix of skills and qualifications to the Board	11
2 – Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015	FOR	Based on its recent evaluation, our Audit Committee believes that the retention of Ernst & Young LLP is in the best interests of the Company and its stockholders	32
3 – Approve, on a non-binding basis, the Company’s executive compensation as disclosed in this proxy statement	FOR	Our executive compensation program reflects our unwavering commitment to paying for performance and reflects feedback received from stockholder outreach	33
4 – Approve the performance criteria in the Company’s 2010 Incentive Compensation Plan	FOR	Awards under the Plan enable us to attract and retain key employees and to align their interests with those of our stockholders	35
5 – Stockholder proposal regarding congruency of corporate values and political contributions	AGAINST	See the Board’s statement of opposition	65

HOW TO VOTE

Your vote is important to the future of CVS Health. You are eligible to vote if you were a stockholder of record at the close of business on March 12, 2015. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand:

Use the Internet	Use a Mobile Device	Call Toll-Free	Mail Your Proxy Card

www.proxyvote.com	Scan this QR Code	1-800- 690-6903	Follow the instructions on your voting form

www.cvshealthannualmeeting.com    5

PROXY STATEMENT HIGHLIGHTS

THE CVS HEALTH BOARD

You are asked to vote on the election of the following eleven director nominees to serve on the Board of CVS Health. Directors are elected by a majority of votes cast.

		Director Since		Other Public Company Boards	CVS Health Committees
Name, Primary Occupation	Age		Independent		A	MP&D	N&CG	E
Richard M. Bracken Chairman and CEO of HCA Holdings, Inc. (Retired)	62	2015	YES	None	•
C. David Brown II Chairman of Broad and Cassel	63	2007	YES	1		•	•	•
Alecia A. DeCoudreaux President of Mills College	60	2015	YES	None
Nancy-Ann M. DeParle Co-Founding Partner of Consonance Capital Partners, LLC	58	2013	YES	1	•
David W. Dorman Chairman of the Board of CVS Health Corporation, Founding Partner of Centerview Capital Technology Fund	61	2006	YES	3		•	•	•
Anne M. Finucane Global Chief Strategy and Marketing Officer of Bank of America Corporation	62	2011	YES	None			•
Larry J. Merlo President and CEO of CVS Health Corporation	59	2010	NO	None				•
Jean-Pierre Millon President and CEO of PCS Health Systems, Inc. (Retired)	64	2007	YES	None	•
Richard J. Swift Chairman of the Board, President and CEO of Foster Wheeler Ltd. (Retired)	70	2006	YES	4	•			•
William C. Weldon Chairman of the Board and CEO of Johnson & Johnson (Retired)	66	2013	YES	3		•	•
Tony L. White Chairman of the Board, President and CEO of Applied Biosystems, Inc. (Retired)	68	2011	YES	2	•	•
•	Committee Chair
A:	Audit
MP&D:	Management Planning & Development
N&CG:	Nominating & Corporate Governance
E:	Executive

6   CVS Health Notice of Annual Meeting of Stockholders

PROXY STATEMENT HIGHLIGHTS
Board Developments and Highlights
The CVS Health Board continues to evaluate our governance arrangements to ensure that the right mix of individuals are present in our boardroom, to best serve the stockholders we represent by ensuring effective oversight of our strategy and management.
Further Information
2014-2015 Board Developments	●Addition of two new directors; Richard M. Bracken and Alecia A. DeCoudreaux ●Increase in the number of CVS Health directors from 9 to 11	page 11
Board Communication	●Our Board supports our stockholder outreach program and has responded to stockholder input with changes in our compensation program and other areas	pages 17, 40
	●CVS Health directors welcome communications from our stockholders and other interested parties	page 18
Director Alignment with Stockholder Interests	●75% of our directors’ annual retainer mix is paid in shares of CVS Health common stock	page 26
	●Directors must own at least 10,000 shares of CVS Health stock ●90% meeting attendance	page 29 page 17

Director Independence	Director Tenure
10 CVS Health directors, including our Chairman, are independent of management.	Our director nominees bring a balance of experience and fresh perspective to our boardroom. The average tenure of CVS Health directors is under five years.

Director Skills and Experience
Our director nominees possess relevant experience, skills and qualifications that contribute to a well-functioning Board to effectively oversee the Company’s strategy and management. Areas of director expertise include:

For more information about our director nominees, please refer to page 11 of this proxy statement.

www.cvshealthannualmeeting.com    7

PROXY STATEMENT HIGHLIGHTS

CORPORATE GOVERNANCE

The Board of CVS Health is committed to maintaining the highest standards of corporate governance, and has established a strong and effective framework by which the Company is governed and reviewed. Highlights include:

Further Information
2014-2015 Corporate Governance Developments	●In response to 2014 stockholder outreach, we redesigned our executive compensation peer group and the presentation of our disclosure	pages 40, 45
Stockholder Rights	●Annual election of all directors, annual “Say on Pay” vote	pages 11, 33
	●Stockholder outreach program	pages 17, 40
	●Majority voting in director elections	page 19
	●Right to act by written consent and to call special meetings	page 17
Committees	●We have four Board Committees: Audit, Management Planning and Development, Nominating and Corporate Governance and Executive	page 21
	●All members of Audit, Management Planning and Development and Nominating and Corporate Governance are independent of management	pages 22-24
Board Oversight of Risk	●Full Board and individual Committee focus on understanding Company risks	page 18

●Annually, the Audit Committee reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risks and the steps that have been taken to monitor and mitigate such risks pages 18,22
	●Our independent Chairman and our CEO are focused on the Company’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its Committees for review	page 18

For more information on corporate governance at CVS Health, please refer to page 17 of this proxy statement and to our website at http://investors.cvshealth.com/corporate-governance.

8   CVS Health Notice of Annual Meeting of Stockholders

PROXY STATEMENT HIGHLIGHTS

PERFORMANCE HIGHLIGHTS

For CVS Health, 2014 was a very good year. Here are some highlights:

Net Revenues ($ billions)	Operating Profit ($ billions)	Diluted Earnings Per Share from Continuing Operations ($)
1 year growth of 9.9%	1 year growth of 9.5%	1 year growth of 5.5%

Total Shareholder Return (TSR) (%)	Annual Cash Dividends ($ per share)
Outperformed S&P 500	1 year increase of 22.2%

For more information on our financial performance, please refer to page 37 of this proxy statement and to our Annual Report available at www.cvshealthannualmeeting.com.

COMPENSATION HIGHLIGHTS

Leading Practices in Compensation Programs

Our pay practices align with our core compensation principles and facilitate our implementation of those principles. They also demonstrate our commitment to sound compensation and governance practices.

Our executive compensation program motivates executive officers to take personal responsibility for the performance of CVS Health	✓	Core Executive Compensation Principles Designed to Deliver Growth
	✓	Performance Measures Aligned with Stockholder Interests
	✓	Majority of the Total Compensation Opportunity is Performance-Based
	✓	LTI Plan Share Award Retention
	✓	Stock Ownership Guidelines
We apply leading executive compensation practices	✕	No Excise Tax Gross-Ups
	✕	No Option Repricing
	✕	No Recycling of Shares
	✓	Recoupment Policy
	✓	Broad Anti-Pledging and Hedging Policies
	✓	Executive Severance Policy
	✓	Limited Perquisites and Personal Benefits
	✓	Closed SERP to New Participants
	✓	Double Trigger Vesting of Equity Awards

www.cvshealthannualmeeting.com    9

PROXY STATEMENT HIGHLIGHTS
Stockholder Outreach - Compensation Actions

Prior to 2014, we experienced very high and increasing levels of stockholder support for our executive compensation program. Specifically, in 2011 we received 92.1% support, in 2012 support was 95.4% and in 2013 it was 96.0%. In 2014, the level of support declined to 70.6%. As a result, we engaged in a robust stockholder outreach program and reviewed our policies and programs against published guidelines of stockholders and advisory firms, to help us understand and address any concerns stockholders might have.

What we heard	What we have done in response	Intended outcome	When effective
It is hard to find important information in your proxy statement	Revised the presentation and content of our proxy statement	Ensure that key messages are more easily identified	Current proxy statement
You grossed up income tax payments when you terminated your Death Benefit Only Plan in 2013	The tax payments were related to that one-time event that will not occur again; excise tax gross ups are prohibited

Terminating the Death Benefit Only Plan resulted in immediate and ongoing net savings to the Company; in the future, we will carefully consider investor views on tax payments in establishing and terminating programs

			One-time event in 2013; excise tax gross ups were eliminated by the Company in 2010, and removed from pre-existing executive contracts in 2012
Your peer group includes telecommunications and other companies that don’t seem to align with what you do	Modified our peer group	Present a closer connection to our retail and health care businesses	2015
Although you haven’t repriced options in the past, your policy on stock option grants permits re-pricing of options	Amended our policy on stock option grants to specifically prohibit re-pricing without stockholder approval	Explicitly prohibit re-pricing of stock options	2014

Our 2014 Executive Pay

The following shows the breakdown of reported 2014 compensation for our CEO and our other named executive officers.

CEO	All Other NEOs

For more information on our executive compensation practices, please refer to Compensation Discussion and Analysis, beginning on page 37 of this proxy statement.

10   CVS Health Notice of Annual Meeting of Stockholders

ITEM 1: ELECTION OF DIRECTORS

Our Board of Directors has nominated 11 directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee (the “Committee”) has established guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors. Those guidelines are included in this proxy statement on page 23. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director, which is part of the Committee’s annual Board evaluation process. That process consists of individual interviews of each director by our General Counsel, followed by a report summarizing his findings. The Committee then recommends actions for the Board to consider and adopt as it sees fit. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, reputation, age, skills, background and experience. The Committee believes that the Board, as currently constituted, is well-balanced and that it fully and effectively addresses the Company’s needs. All of our nominees are seasoned leaders, the majority of whom are or were chief executive officers or other senior executives, who bring to the Board skills and qualifications gained during their tenure at a vast array of public companies, private companies, non-profits and other organizations. We have indicated below for each nominee certain of the experience, qualifications, attributes or skills that led the Committee and the Board to conclude that the nominee should continue to serve as a director.

BIOGRAPHIES OF OUR BOARD NOMINEES

RICHARD M. BRACKEN Age 62	Director since January 2015

Chairman and CEO of HCA, Inc. and HCA Holdings, Inc. (Retired)

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Audit Other Public Boards None	✓	Leadership – Former CEO
	✓	Business Operations; Consumer Products or Services
	✓	Finance
	✓	Health Care/Regulated Industry
	✓	Risk Management
	✓	Corporate Governance

Biography

Mr. Bracken is the former Chairman and Chief Executive Officer of HCA, Inc. and HCA Holdings, Inc. (collectively, “HCA”), one of the nation’s leading providers of health care services. HCA’s facilities include approximately 165 hospitals and 115 freestanding surgery centers in 20 states and England. Mr. Bracken served in a number of executive roles in his 33 year career at HCA, including President of HCA’s Pacific Division in 1995, Western Group President in 1997, Chief Operating Officer of HCA in July 2001, and President and Chief Operating Officer in January 2002. He was elected to the HCA Board of Directors in November 2002, became President and Chief Executive Officer in January 2009, and Chairman and Chief Executive Officer in December, 2009. He retired as CEO in December 2013, and as Chairman in December 2014.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Bracken’s experience in leading a large, publicly traded health care company lends expertise and perspective greatly valued by the Board. In addition, his experience operating in the highly-regulated health care industry with significant experience in enterprise clinical quality is also greatly valued by the Board.

www.cvshealthannualmeeting.com    11

ITEM 1: ELECTION OF DIRECTORS

C. DAVID BROWN II Age 63	Director since March 2007

Chairman of Broad and Cassel

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Management Planning and Development (Chair), Nominating and Corporate Governance, Executive Other Public Boards Rayonier Advanced Materials Inc.	✓	Real Estate
	✓	Business Development and Corporate Transactions
	✓	Finance
	✓	Legal and Regulatory Compliance
	✓	Risk Management
	✓	Public Company Board Service

Biography

Mr. Brown has been Chairman of Broad and Cassel, a Florida law firm, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. He is also the lead director of Rayonier Advanced Materials Inc. (“RYAM”), a leading specialty cellulose production company. Mr. Brown previously served on the board of directors and as lead director of Rayonier Inc., a real estate development and timberland management company, prior to the spin-off of RYAM in June 2014.

Mr. Brown also previously served on the board of Caremark Rx, Inc. (“Caremark”) from March 2001 until the closing of the merger transaction involving CVS Health and Caremark, when he became a director of CVS Health. Mr. Brown has significant health care experience, including through his oversight of UF Health while serving as Chairman of the Board of Trustees for the University of Florida and as a member of the Board of Directors and Executive Committee of Orlando Health, a not-for-profit health care network.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Brown’s legal expertise and health care experience are valued by the Board, as is his ability to analyze and interpret complex issues and facilitating Board engagement. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

ALECIA A. DECOUDREAUX Age 60	Director since March 2015

President of Mills College

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees None Other Public Boards None	✓	Business Development and Corporate Transactions
	✓	Legal and Regulatory Compliance
	✓	Health Care/Regulated Industry
	✓	Corporate Governance
	✓	Public Policy and Government Affairs

Biography

Ms. DeCoudreaux has been President of Mills College, a liberal arts college for women with graduate programs for women and men, since July 2011. Previously, Ms. DeCoudreaux served in a number of leadership roles at Eli Lilly and Company (“Eli Lilly”), a global pharmaceutical manufacturer, including as vice president and deputy general counsel, specialty legal team, from 2010-2011, vice president and general counsel, Lilly USA, from 2005-2009, and secretary and deputy general counsel of Eli Lilly from 1999-2005. During her 30-year career with Eli Lilly Ms. DeCoudreaux also previously served as an executive director of Lilly Research Laboratories, director of federal government relations, director of state government relations and director of community relations. In addition, Ms. DeCoudreaux has served on a number of charitable, educational, for profit and nonprofit boards, including as both a trustee and board chair at Wellesley College.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeCoudreaux has more than 30 years of experience in the pharmaceutical industry, and her experience as an attorney in that field and in the area of corporate governance, makes her an excellent addition to our Board.

12    CVS Health Notice of Annual Meeting of Stockholders

ITEM 1: ELECTION OF DIRECTORS

NANCY-ANN M. DEPARLE Age 58	Director since September 2013

Co-Founding Partner of Consonance Capital Partners, LLC

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Audit Other Public Boards HCA Holdings, Inc.	✓	Business Development and Corporate Transactions
	✓	Finance
	✓	Legal and Regulatory Compliance
	✓	Health Care Industry
	✓	Public Policy and Government Affairs
	✓	Public Company Board Service

Biography

Ms. DeParle has been a Co-Founding Partner of Consonance Capital Partners, LLC, a private equity firm focused on investing in small and mid-size health care companies, since August 2013. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. In addition, from 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). From 2001 to March 2009, Ms. DeParle served as a Senior Advisor with JPMorgan Partners and as a Managing Director of its successor entity, CCMP Capital, L.L.C., focusing on private equity investments in health care companies. Ms. DeParle is also a director of HCA Holdings, Inc., a health care services company that owns, manages or operates hospitals and various other health care facilities.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeParle has more than 25 years of experience in the health care arena, and is widely considered to be one of the nation’s leading experts in health care policy, management and financing, which makes her an excellent fit for our Board.

DAVID W. DORMAN Age 61	Director since March 2006

Chairman of the Board of CVS Health Corporation, Founding Partner of Centerview Capital Technology Fund

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Management Planning and Development, Nominating and Corporate Governance (Chair), Executive Other Public Boards Motorola Solutions, Inc., Yum! Brands, Inc., eBay, Inc.	✓	Leadership – Former CEO
	✓	Finance
	✓	International Business Operations; Consumer Products or Services
	✓	Technology and Innovation
	✓	Risk Management
	✓	Corporate Governance
	✓	Public Company Board Service

Biography

Mr. Dorman has been the Chairman of the Board of CVS Health Corporation since May 2011. He has also served as Lead Director of Motorola Solutions, Inc. (formerly Motorola, Inc.), a communications products company, since May 2011, and was Non-Executive Chairman of the Board of Motorola from May 2008 through May 2011. He has also been a Founding Partner of Centerview Capital Technology Fund, a private investment firm, since July 2013. From October 2006 through April 2008, he was a Managing Director and Senior Advisor with Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. Mr. Dorman is also a director of Yum! Brands, Inc., a quick service restaurant company, and eBay, Inc., a global technology company.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Dorman’s experience in leading large companies, beginning with Sprint and later Pacific Bell and AT&T, lends a perspective and skill set that is greatly valued by the Board. His business background of growing companies is in line with and useful to our business strategy. The Board believes that Mr. Dorman’s experience leading the boards of AT&T and Motorola make him well-suited to be the Company’s Chairman.

www.cvshealthannualmeeting.com     13

ITEM 1: ELECTION OF DIRECTORS

ANNE M. FINUCANE Age 62	Director since January 2011

Global Chief Strategy and Marketing Officer of Bank of America Corporation, Northeast Market President

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Nominating and Corporate Governance Other Public Boards None	✓	Consumer Products or Services
	✓	Corporate Strategy Development and Oversight
	✓	Marketing, Brand Management
	✓	Public Policy
	✓	Public Relations
	✓	Regulated Industry

Biography

Ms. Finucane has been the Global Chief Strategy and Marketing Officer for Bank of America Corporation (“BOA”), an international financial services company, since 2006 and has been Northeast Market President for BOA since 2004. During her eighteen-plus years as a senior leader at BOA and its legacy firms, Ms. Finucane has served as senior advisor to four chief executive officers and the Board of Directors, with a focus on corporate strategy and public policy creation and implementation. Ms. Finucane also oversees all marketing, public policy, government affairs, consumer policy and corporate social responsibility for BOA. She is chair of BOA’s Corporate Social Responsibility Committee.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Finucane’s experience in the financial services industry, consumer policy, marketing and government affairs provides the Board with valuable insight in those key areas.

LARRY J. MERLO Age 59	Director since May 2010

President and Chief Executive Officer of CVS Health Corporation

NON-INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Executive Other Public Boards None	✓	Leadership – Current CEO
	✓	Business Operations; Consumer Products or Services
	✓	Health Care/Regulated Industry
	✓	Public Policy
	✓	Retail, Retail Pharmacy and Pharmacy Benefit Management

Biography

Mr. Merlo has been Chief Executive Officer of CVS Health Corporation (formerly CVS Caremark Corporation) since March 2011 and President of CVS Health Corporation since May 2010. Mr. Merlo formerly served as Chief Operating Officer of CVS Health Corporation from May 2010 through March 2011 and was President of CVS/pharmacy – Retail from January 2007 through May 2010; Executive Vice President – Stores of CVS Health Corporation from April 2000 to January 2007; and Executive Vice President – Stores of CVS Pharmacy, Inc. from March 1998 to January 2007.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Merlo has been with CVS Health and its subsidiaries for more than 30 years, and provides the Board with invaluable experience and insight into the retail drugstore and health care industries.

14    CVS Health Notice of Annual Meeting of Stockholders

ITEM 1: ELECTION OF DIRECTORS

JEAN-PIERRE MILLON Age 64	Director since March 2007

President and Chief Executive Officer of PCS Health Systems, Inc. (Retired)

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Audit Other Public Boards None	✓	Leadership – Former CEO
	✓	Finance
	✓	Corporate Strategy Development and Oversight
	✓	Health Care/Regulated Industry
	✓	International Business Operations
	✓	Pharmacy Benefit Management
	✓	Public Company Board Service

Biography

Mr. Millon is the retired former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”). Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. Prior to that, Mr. Millon served as an Executive and held several global leadership positions with Eli Lilly and Company. Mr. Millon previously served on the board of Caremark from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Health upon the closing of the merger transaction involving CVS Health and Caremark. Mr. Millon has over 10 years of financial management experience and fifteen years of general functional management experience, including strategic planning experience specific to pharmacy benefit management companies as the former head of PCS. He also has extensive venture capital and public and private company board experience, and presently serves on the CEO advisory board of a private equity fund.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Millon’s extensive background and experience in the pharmacy benefit management, pharmaceutical and life sciences businesses, combined with his financial expertise, provide the Board with additional perspective across the enterprise.

RICHARD J. SWIFT Age 70	Director since September 2006

Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd. (Retired)

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Audit (Chair), Executive Other Public Boards Ingersoll-Rand PLC, Kaman Corporation, Hubbell Incorporated, Public Service Enterprise Group Incorporated	✓	Leadership – Former CEO
	✓	Finance
	✓	International Business Operations
	✓	Risk Management
	✓	Corporate Governance
	✓	Public Company Board Service

Biography

Mr. Swift is the former Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, having served in those positions from April 1994 until his retirement in October 2001. Mr. Swift also served as a member and as Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) from 2002 until his retirement from FASAC in December 2006. Mr. Swift is also lead director of Public Service Enterprise Group Incorporated, an energy company, and a director of Ingersoll-Rand PLC, a diversified industrial company, Kaman Corporation, a diversified manufacturer and distributor, and Hubbell Incorporated, an electrical and electronic products company.

Skills and Qualifications of Particular Relevance to CVS Health

The Board greatly values Mr. Swift’s financial expertise, including his experience at FASAC and with various public company boards and audit committees for over 30 years of combined service. Mr. Swift is an audit committee financial expert and his accounting and financial skills are important to the oversight of our financial reporting, enterprise and operational risk management.

www.cvshealthannualmeeting.com    15

ITEM 1: ELECTION OF DIRECTORS

WILLIAM C. WELDON Age 66	Director since March 2013

Chairman of the Board and Chief Executive Officer of Johnson & Johnson (Retired)

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Management Planning and Development, Nominating and Corporate Governance Other Public Boards JPMorgan Chase & Co., Exxon Mobil Corporation, Chubb Corporation	✓	Leadership – Former CEO
	✓	Health Care/Regulated Industry
	✓	International Business Operations; Consumer
Products or Services
	✓	Risk Management
	✓	Corporate Governance
	✓	Public Company Board Service

Biography

Mr. Weldon is the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a global developer and manufacturer of health care products, having served in those positions from 2002 until his retirement as Chief Executive Officer in April 2012 and his retirement from the board in December 2012. Mr. Weldon previously served in a variety of senior executive positions during his 41-year career with Johnson & Johnson. Mr. Weldon is also a director of JPMorgan Chase & Co., a financial services company, Exxon Mobil Corporation, an international oil and gas company, and Chubb Corporation, an international insurance company.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Weldon’s experience in managing a complex global health care company and his deep knowledge of the worldwide health care market across multiple sectors makes him extremely well suited to serve on our Board. His background in international business management and operating in the highly-regulated health care industry is also greatly valued by the Board.

TONY L. WHITE Age 68	Director since March 2011

Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (Retired)

INDEPENDENT DIRECTOR	DIRECTOR QUALIFICATION HIGHLIGHTS
CVS Health Board Committees Audit, Management Planning and Development Other Public Boards Ingersoll-Rand PLC, C.R. Bard, Inc.	✓	Leadership – Former CEO
	✓	Finance
	✓	Health Care/Regulated Industry
	✓	Technology and Innovation
	✓	Risk Management
	✓	Corporate Governance
	✓	Public Company Board Service

Biography

Mr. White is the former Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, having served in those positions from September 1995 until his retirement in November 2008. Mr. White is also a director of Ingersoll-Rand PLC, a diversified industrial company, and C.R. Bard, Inc., a company that designs, manufacturers, packages, distributes and sells medical, surgical, diagnostic and patient care devices.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. White’s wealth of management experience in the life sciences and health care industries, including over 13 years as Chairman and CEO of an advanced-technology life sciences company and 26 years in various management positions at Baxter International, Inc., a provider of medical products and services, makes him well qualified to serve as a director of CVS Health.

The Board of Directors unanimously recommends a vote FOR the election of all nominees.

16     CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

THE BOARD’S ROLE AND ACTIVITIES IN 2014

CVS Health’s Board of Directors (the “Board”) acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses CVS Health’s long-term strategy and its strategic, competitive and financial performance.

During 2014, there were eight meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of our 2014 Annual Meeting of Stockholders attended that Annual Meeting. In 2014, each director attended over 90% of the meetings of the Board and the Committees of which he or she was a member.

One Board meeting was our annual meeting of independent directors. The independent directors also regularly hold executive sessions during regularly scheduled Board meetings in which our management does not participate.

During 2014, the Board was instrumental in our decision to become the first national pharmacy chain to eliminate the sale of tobacco products, as well as our subsequent name change. The Board also voted to return more than $5 billion to our stockholders, through a combination of cash dividends and stock repurchases. The Board continued its focus on our strategic growth initiatives, which have both short- and long-term aspects and are aimed at guiding CVS Health through the changing health care landscape.

STOCKHOLDER OUTREACH

Because the Company values each of its stockholders and their opinions, we have regularly interacted with our stockholders on a variety of matters. In 2014, at the direction of the Board, the Company engaged in a robust stockholder outreach effort to best understand and address any concerns stockholders might have. Details regarding our outreach effort and the compensation-related actions taken are found on page 40 of this proxy statement. The redesign of this proxy statement, aimed at making it more reader friendly and easier to understand, grew out of our outreach effort.

In addition to compensation-related matters, a number of corporate governance matters were discussed with our stockholders during the outreach process, including director tenure, skill sets and diversity. Stockholders were supportive of the Board’s current tenure mix and appreciated the Company’s continued attention to the breadth, depth and diversity of its Board of Directors. In furtherance of those qualities, we are pleased to highlight the addition to our Board of Richard M. Bracken in January 2015 and Alecia A. DeCoudreaux in March 2015.

We believe that taking the responsive actions summarized above will continue to strengthen our relationships with our stockholders and provide positive improvements in the areas identified.

STOCKHOLDER RIGHTS

Under our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-laws (the “By-laws”), our stockholders have the right to call a special meeting of stockholders and to act by written consent that is less than unanimous. Holders of at least 25% of our common stock can call a special meeting or request an action by written consent by following the procedures described in our Charter and By-laws. Our Charter and By-laws are available to stockholders at no charge upon request to our Corporate Secretary.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at http://investors.cvshealth.com and are also available to stockholders at no charge upon request to our Corporate Secretary. These Guidelines meet the listing standards adopted by the New York Stock Exchange (“NYSE”), on which our common stock is listed.

www.cvshealthannualmeeting.com    17

CORPORATE GOVERNANCE AND RELATED MATTERS

THE BOARD’S LEADERSHIP STRUCTURE

David W. Dorman is our independent Chairman of the Board. The independent Chairman presides at all meetings of the Board, and works with our Chief Executive Officer (“CEO”) to set Board meeting agendas and the schedule of Board meetings. In addition, the independent Chairman has the following duties and responsibilities: the authority to call, and to lead, independent director sessions; the ability to retain independent legal, accounting or other advisors in connection with these sessions; facilitation of communication and service as a liaison between the CEO and the other independent directors; and the duty to advise the CEO of the informational needs of the Board. The Board believes that Board independence and oversight of management will be effectively maintained through the independent Chairman, the Board’s composition and its Committee system.

CONTACT WITH THE BOARD, THE CHAIRMAN AND OTHER INDEPENDENT DIRECTORS

Stockholders and other parties interested in communicating directly with the Board, the independent Chairman of the Board or with the independent directors as a group may do so by writing to them care of CVS Health Corporation, One CVS Drive, MC 1160, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to the Board, the independent Chairman of the Board or to independent members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s role in risk oversight involves both the full Board and its Committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee annually reviews our policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. As part of CVS Health’s ongoing Enterprise Risk Management process, each of our major business units is responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in mitigation and/or response, and reporting to management’s Executive Risk Steering Committee on actions to monitor, manage and mitigate significant risks. Additionally, the Chief Financial Officer (“CFO”), Chief Compliance Officer and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee reviews CVS Health’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including developing steps to monitor, manage and mitigate those risks. In addition, each of the other Board Committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Management Planning and Development Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. The Board is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective Committees.

The Board considers its role in risk oversight when evaluating our Corporate Governance Guidelines and its leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our independent Chairman and our CEO are focused on CVS Health’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its Committees for their review.

18     CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

SELECTING OUR DIRECTORS

Director Independence	Director Tenure
10 CVS Health directors, including our Chairman, are independent of management.	Our director nominees bring a balance of experience and fresh perspective to our boardroom. The average tenure of CVS Health directors is under five years.

Director Diversity

DIRECTOR NOMINATIONS

Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership and recommends individuals for membership on our Board of Directors. Director Qualification Criteria used by the Committee in nominating directors are found in the Committee’s charter and are presented on page 23 of this proxy statement. Although there is no specific policy on diversity, the Committee values diversity, which it broadly views in terms of, among other things, gender, race, background and experience, as a factor in selecting members to serve on the Board. In addition, to ensure that it has access to a broad range of qualified, experienced and diverse candidates, the Nominating and Corporate Governance Committee uses the services of an independent search firm to help identify and assist in the evaluation of candidates.

The Nominating and Corporate Governance Committee will consider any director candidates recommended by stockholders who submit a written request to our Corporate Secretary. All candidates should meet the Director Qualification Criteria. The Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our bylaws. Such notice must be addressed to the Corporate Secretary and must arrive at CVS Health in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting of stockholders. The notice must include (1) the name and address, as they appear in our books, of the stockholder giving the notice, (2) the class and number of our shares that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock as described in our by-laws), (3) a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected, and (4) any other information that the U.S. Securities and Exchange Commission (“SEC”) would require to be included in a proxy statement when a stockholder submits a proposal. See “Other Matters – Stockholder Proposals and Other Business for our Annual Meeting in 2016” for additional information related to our 2016 Annual Meeting.

In accordance with our by-laws, each nominee who is a current director has submitted an irrevocable resignation, which resignation becomes effective upon (1) that person not receiving a majority of the votes cast in an uncontested election, and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for that purpose. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation.

The retirement age for CVS Health directors is 72. Our Corporate Governance Guidelines provide that no director who is or would be over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances.

www.cvshealthannualmeeting.com    19

CORPORATE GOVERNANCE AND RELATED MATTERS

INDEPENDENCE DETERMINATIONS FOR DIRECTORS

Under our Corporate Governance Guidelines, a substantial majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has adopted categorical standards to assist it in making determinations of independence.

CVS Health’s Categorical Standards to Assist in Independence Determinations
Our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1)	Charitable donations or pledges.

Charitable donations made to a tax-exempt organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated for any calendar year do not exceed the greater of $120,000 or 2% of the consolidated gross revenues of the organization.

(2)	Commercial banking or investment banking relationships.

A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to CVS Health that do not cross the bright-line tests referred to in paragraph (4) below.

(3)	Ordinary course commercial relationships.

A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which CVS Health has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with CVS Health.

(4)	NYSE Listed-Company Bright-Line Tests.

Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized below.

NYSE Bright-Line Tests For Director Independence
The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(1)	Employees, or family members who are employees	A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.
(2)	Compensated professional services

A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in such compensation in any 12-month period.

(3)	Audit relationships

A director who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor, or a director who is a current employee of such a firm, or if a director’s immediate family member is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance practice, or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

(4)	Executive officer – compensation committee relationships

A director who is, or whose immediate family member is, or in the last three years has been, employed as an executive officer of another company where any of the listed company’s executives at the same time serve or served on that company’s compensation committee.

(5)	Significant commercial relationships

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

20     CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

2015 Determinations

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in March 2015 and recommended that the Board determine that each of Richard M. Bracken, C. David Brown II, Alecia A. DeCoudreaux, Nancy-Ann M. DeParle, David W. Dorman, Anne M. Finucane, Jean-Pierre Millon, Richard J. Swift, William C. Weldon and Tony L. White, is independent. Mr. Merlo is not an independent director because of his employment as President and CEO of the Company.

In the course of its review as to the independence of each director, the Committee considered transactions and relationships, if any, between each director or any member of his or her immediate family, on the one hand, and CVS Health and its subsidiaries, on the other. In that regard, as to Mr. Bracken’s independence, the Committee, in making its recommendation, and the Board, in making its determination, considered that Mr. Bracken is the former Chairman and CEO of an entity with which the Company has ordinary course, arm’s length business dealings, and that Mr. Bracken was not involved in the entity’s dealings with the Company. The Committee and Board also considered that Mr. Weldon’s son is a former executive officer of an entity with which CVS Health has ordinary course, arm’s-length business dealings, and that neither Mr. Weldon nor his son was involved in the entity’s business dealings with the Company. See “Certain Transactions with Directors and Officers”, below. After considering all relevant facts and circumstances, the Committee recommended, and the Board determined, that each of Mr. Bracken and Mr. Weldon is independent.

COMMITTEES OF THE BOARD

The Board has established four standing committees. The table below provides membership and meeting information for each of the committees during 2014. Mr. Bracken and Ms. DeCoudreaux joined our Board in 2015.

Name	Audit Committee	Management Planning & Development Committee	Nominating & Corporate Governance Committee	Executive Committee
C. David Brown II		●	●	●
Nancy-Ann M. DeParle	●
David W. Dorman		●	●	●
Anne M. Finucane			●
Larry J. Merlo				●
Jean-Pierre Millon	●†
Richard J. Swift	●†			●
William C. Weldon		●	●
Tony L. White	●†	●
2014 Meetings	8	5	5	1
●	Committee Chair
†	Audit Committee Financial Expert

www.cvshealthannualmeeting.com    21

CORPORATE GOVERNANCE AND RELATED MATTERS

AUDIT COMMITTEE
Committee Members in 2014 (all independent) Nancy-Ann M. DeParle Jean-Pierre Millon* Richard J. Swift (Chair)* Tony L. White* Meetings in 2014: 8

Each member of the Audit Committee is financially literate and independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has designated each of Messrs. Swift, Millon and White as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, which can be viewed on our website at http://investors.cvshealth.com and also is available to stockholders without charge upon request to our Corporate Secretary.

Mr. Richard Bracken, who is also financially literate and independent, joined the Committee in March 2015.

Primary Responsibilities
Pursuant to its charter, the Committee assists the Board in its oversight of:

●the integrity of our financial statements;
●the qualifications, independence and performance of our independent registered public accounting firm, for whose appointment the Committee bears principal responsibility;
●the performance of our internal audit function;
●our policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;
●compliance with our Code of Conduct;
●the review of our information governance framework, including its privacy and information security programs, as well as the cybersecurity aspects of the information security program;
●the review of our business continuity and disaster recovery program;
●the review of our environmental, health and safety program;
●review and ratification of any related person transactions in accordance with our policy on such matters; and
●our compliance with legal and regulatory requirements, including Federal health care program requirements.

*	Audit Committee Financial Expert

Audit Committee Activities in 2014

The Audit Committee met eight times in 2014, and each member of the Committee attended all of its meetings. Four of the Committee’s meetings were focused primarily on our quarterly financial reports, including our Form 10-K, Form 10-Qs and our related earnings releases. At each of these meetings the Committee reviews the documents in depth and also receives reports from our internal audit department and our independent outside audit firm, Ernst & Young LLP. The Committee regularly meets with Ernst & Young outside the presence of management, and also meets individually with members of management. In addition to its responsibilities related to our financial statements, the Committee plays a primary role in risk oversight, including reviews of our enterprise risk management program, cybersecurity efforts, business continuity and disaster recovery program, privacy programs, and environmental, health and safety program. The Committee also reviews our legal and regulatory compliance program on a quarterly basis, and in 2014 it assumed responsibility for oversight of the Company’s compliance with its Corporate Integrity Agreement.

Audit Committee Report

During 2014, the Audit Committee of the Board of Directors was composed of four independent directors. Set forth below is the report of the Committee on its activities with respect to CVS Health’s audited financial statements for the fiscal year ended December 31, 2014 (the “audited financial statements”).

●	The Committee has reviewed and discussed the audited financial statements with management;
●	The Committee has discussed with Ernst & Young LLP (“Ernst & Young”), CVS Health’s independent registered public accounting firm, the matters required to be discussed under applicable auditing standards;
●	The Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and
●	Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Directors that the audited financial statements be included in CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Richard J. Swift, Chair	Tony L. White	Nancy-Ann M. DeParle	Jean-Pierre Millon

22    CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members in 2014 (all independent) C. David Brown II David W. Dorman (Chair) Anne M. Finucane William C. Weldon Meetings in 2014: 5

Each member of the Nominating and Corporate Governance Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE.

The Board has approved a charter for the Committee, which can be viewed on our website at http://investors.cvshealth.com and also is available to stockholders without charge upon request to our Corporate Secretary.

Primary Responsibilities
Pursuant to its charter, the Committee has responsibility for:

●identifying individuals qualified to become Board members consistent with criteria approved by the Board;
●recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;
●recommending directors for appointment to Board Committees;
●making recommendations to the Board as to determinations of director independence;
●evaluating Board and Committee performance;
●considering matters of corporate governance and reviewing, at least annually, our Corporate Governance Guidelines and overseeing compliance with such Guidelines; and
●reviewing and considering our policies and practices on issues relating to corporate social responsibility, charitable contributions, political spending practices and other significant public policy issues.

Nominating and Corporate Governance Committee Activities in 2014

The Nominating and Corporate Governance Committee met five times in 2014, and each member of the Committee attended all of its meetings. The Committee spent a considerable amount of its time evaluating potential candidates for future election to the Board, following the retirement of three Board members in 2013. These efforts eventually led to the nomination of Mr. Bracken in January 2015 and Ms. DeCoudreaux in March 2015. In addition, the Committee reviewed the Company’s political activities and expenditures in depth during two of its meetings, and reviewed the Company’s new corporate social responsibility roadmap, Prescription for a Better World. The Committee also revised its evaluation process for the Board and its Committees in 2014, replacing a series of questionnaires with an in-depth interview of each director. The Committee received updates regarding legal and regulatory developments related to corporate governance, as well as updates on proxy season and stockholder communications.

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to our long-term success, the Committee has established the following guidelines for the identification and evaluation of candidates for membership on our Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors. While the Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, it focuses on the following qualities in identifying and evaluating candidates for Board membership:

●	Background, experience and skills
●	Character, reputation and personal integrity
●	Judgment
●	Independence
●	Diversity
●	Commitment to the Company and service on the Board
●	Any other factors that the Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to its effective functioning, the Committee makes these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of characteristics. In making its determinations, the Committee takes into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees. The Committee reviews these guidelines from time to time as appropriate (and in any event at least annually) and modifies them as it deems appropriate.

www.cvshealthannualmeeting.com    23

CORPORATE GOVERNANCE AND RELATED MATTERS

MANAGEMENT PLANNING AND DEVELOPMENT COMMITTEE
Committee Members in 2014 (all independent) C. David Brown II (Chair) David W. Dorman William C. Weldon Tony L. White Meetings in 2014: 5

Each member of the Management Planning and Development Committee is independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. No Committee member participates in any of our employee compensation programs and none is a current or former officer or employee of CVS Health or its subsidiaries. At its meetings, non-members, such as the CEO, the CFO, the Chief Human Resources Officer, the General Counsel, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Health executive officer is permitted to be present during any discussion of his or her compensation or performance, and the Committee regularly exercises its prerogative to meet in executive session without management.

The Committee’s responsibilities are specified in its charter. The charter, as approved by the Board, may be viewed on our website at http://investors.cvshealth.com and also is available to stockholders without charge upon request to our Corporate Secretary.

Primary Responsibilities
Pursuant to its charter, the Committee:

●oversees our compensation and benefits policies and programs generally;
●evaluates the performance of designated senior executives, including the CEO;
●in consultation with our other independent directors, oversees and sets compensation for the CEO;
●oversees and sets compensation for our designated senior executives;
●reviews and recommends to the Board compensation (including cash and equity-based compensation) for our non-employee directors; and
●prepares and recommends to the full Board the inclusion of Management Planning and Development Committee Report set forth below. The Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

Management Planning and Development Committee Activities in 2014

The Management Planning and Development Committee met five times in 2014 and each member of the Committee attended all of its meetings. In addition to reviewing the risk assessment and independence of its advisor as described below, the Committee devoted substantial time to its oversight of the Company’s compensation and benefit programs. The Committee received updates on compensation trends and legislative and regulatory updates. The Committee also reviewed the Company’s compensation programs, retirement, health and welfare plans. In addition, the Committee devoted considerable time to CVS Health’s stockholder outreach efforts and the feedback received from investors. The Committee’s review of executive compensation matters and its decisions, including changes made in response to input from our stockholders, is discussed in the Compensation Discussion and Analysis beginning on page 37 of this proxy statement.

Compensation Risk Assessment

The Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. In 2014, the Company performed a risk assessment of its compensation policies and practices to ascertain any potential material risks that may be created by the programs. The Committee considered the findings of the assessment and concluded that the Company’s compensation programs are aligned with the interests of its stockholders, appropriately reward pay for performance, and do not promote excessive risk-taking.

Independent Consultant

Exequity LLP is the Committee’s independent compensation consultant. Exequity provides no other services to the Company. Exequity’s fees for executive compensation consulting to the Committee for 2014 were $245,252. During 2014, Exequity:

●	Collected, organized and presented quantitative competitive market data for a relevant competitive peer group with respect to executive officers’ target, annual and long-term compensation levels;

●	Developed and delivered an annual Committee briefing on legislative and regulatory developments and trends in executive compensation and their implications for CVS Health; and

●	Analyzed market data and provided recommendations for non-employee director compensation to the Committee for approval by the Board.

24     CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

The Committee believes that the advice it receives from Exequity is objective and not influenced by any other business relationship. The Committee and Exequity have policies and procedures in place to preserve the objectivity and integrity of the executive compensation consulting advice, including:

●	The Committee has the sole authority to retain and terminate the executive compensation consultant;
●	The consultant reports to the Committee Chair and has direct access to the Committee without management involvement;
●	While it is necessary for the consultant to interact with management to gather information, the Committee determines if and how the consultant’s advice can be shared with management; and
●	The Committee regularly meets with the consultant in executive session, without management present, to discuss recommendations.

The Committee conducts an annual review of the independence of its compensation consultant, taking into account the standards above, the items required to be considered under the NYSE listing standards and applicable rules and regulations. The Committee determined that its compensation consultant is independent and that its consultant’s work does not raise any conflicts.

Management Planning and Development Committee Report

The Management Planning and Development Committee has reviewed and discussed the Compensation Discussion and Analysis, which begins on page 37 of this proxy statement, with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

C. David Brown II, Chair	David W. Dorman	William C. Weldon	Tony L. White

EXECUTIVE COMMITTEE
Committee Members in 2014 C. David Brown II David W. Dorman Larry J. Merlo Richard J. Swift Meetings in 2014: 1

At all times when the Board is not in session, the Executive Committee may exercise most of the powers of the Board, as permitted by applicable law.

The Executive Committee met once during 2014, and took no action at that meeting.

www.cvshealthannualmeeting.com    25

CORPORATE GOVERNANCE AND RELATED MATTERS

NON-EMPLOYEE DIRECTOR COMPENSATION

CVS Health’s approach to compensating non-employee directors for Board service is to provide directors with an annual retainer comprised of a mandatory 75% paid in shares of our common stock and 25% paid in cash (or 100% stock at the director’s election). The payment of a significant portion of the annual retainer, and additional retainers as outlined below, in our common stock is consistent with our policy of using equity compensation to better align directors’ interests with stockholders. This also enhances the directors’ ability to meet and continue to comply with the stock ownership guidelines described below.

For the 2014-2015 Board year, the total annual retainer for non-employee directors was $280,000, consisting of shares of our stock valued at $210,000 (the mandatory annual stock retainer) and a cash payment of $70,000 (unless the director elected to receive 100% of the annual retainer in shares of our stock). The annual retainer was paid in two equal installments, in May and November of 2014. Directors may elect to defer receipt of shares; deferred shares are credited with dividend equivalents to the extent dividends are paid to stockholders. There are no meeting fees.

Non-Employee Director Retainer Mix

For the 2014-2015 Board year, additional retainers were paid as follows: Chair of the Nominating and Corporate Governance Committee, $15,000; Chair of the Management Planning and Development Committee, $20,000; Chair of the Audit Committee, $25,000; and independent Chairman of the Board, $275,000. Each of these additional retainers was paid in two equal installments, in May and November of 2014. At least 75% of each additional retainer must be paid in shares of our common stock, with the remaining 25% paid in either shares or cash at the director’s election. As with the annual retainer, directors may elect to defer receipt of shares for additional retainers; any deferred shares are credited with dividend equivalents to the extent dividends are paid to stockholders.

Ad hoc committees of the Board may be established from time to time to work on special projects and members may receive additional compensation for these services, as approved by the Board. In 2014, one such committee was established and the compensation paid in respect of service on that committee is disclosed on the Non-Employee Director Compensation Table below. No additional compensation is paid for service on the Executive Committee.

All Other Compensation and Benefits

Directors are eligible to participate in the employee discount program and are subject to the same terms of the program as our employees. Directors are generally reimbursed for business expenses incurred directly in connection with their roles and duties on the Board, such as services provided by an executive assistant, travel, meals and lodging. We allow all directors to enroll themselves and their eligible dependents in our prescription drug benefit program, paying the same premium rates as employees. If a director retires from the Board with at least five years of service, we will allow continued participation in the prescription drug benefit plan for life, but the director must bear the full cost of the premium.

26     CVS Health Notice of Annual Meeting of Stockholders

CORPORATE GOVERNANCE AND RELATED MATTERS

The following chart shows amounts paid to each of our non-employee directors in 2014.

Non-Employee Director Compensation – 2014

Name	Fees Earned and Paid in Cash(1) ($)	Cash Fees Elected to be Paid in Stock(2) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
C. David Brown II	0	75,000	225,000	1,866	301,866
Nancy-Ann M. DeParle	54,536	61,249	183,746	—	299,531
David W. Dorman	82	142,418	427,500	—	570,000
Anne M. Finucane	70,000	—	210,000	2,666	282,666
Jean-Pierre Millon	70,010	—	209,990	1,866	281,866
Richard J. Swift	76,250	—	228,750	1,866	306,866
William C. Weldon	20,000	70,000	210,000	—	300,000
Tony L. White	70,010	—	209,990	—	280,000
(1)	The amounts shown include cash payments made in lieu of fractional shares to Mmes. DeParle and Finucane and Messrs. Dorman, Millon, Weldon and White. The amounts shown also include per diem cash payments made to Ms. DeParle and Mr. Weldon in connection with their service on an ad hoc committee of the Board of $19,531 and $20,000, respectively.
(2)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant. During 2014, each director received 2,584 shares of stock with a total value of approximately $210,000 (the mandatory annual stock retainer) on the date of grant; each director electing to receive the remaining annual retainer in stock also received 861 shares valued at $70,000 on the date of grant. Two directors also elected to receive their additional chair retainers in stock in lieu of cash. As of December 31, 2014, our directors had deferred receipt of shares of common stock as follows: Mr. Brown, 40,256 shares; Ms. DeParle, 2,762 shares; Mr. Dorman, 15,623 shares; Ms. Finucane, 2,594 shares; Mr. Swift, 47,865 shares; and Mr. Weldon, 6,741 shares.
(3)	Represents Company costs for director prescription benefits.

CODE OF CONDUCT

CVS Health has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, CFO and Chief Accounting Officer. Our Code of Conduct is available on our website at http://investors.cvshealth.com and will be provided to stockholders without charge upon request to our Corporate Secretary. We intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our executive officers or directors) at that location on our website within the timeframe required by SEC rules.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “Policy”). The Audit Committee of the Board has been designated as the Committee responsible for reviewing, approving or ratifying any related person transactions under the Policy. The Committee reviews the Policy on an annual basis and will amend the Policy as it deems appropriate.

Pursuant to the Policy, all executive officers, directors and director nominees are required to notify our General Counsel or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, five percent beneficial owner or any immediate family member of such a person has a direct or indirect material interest. Such officers, directors, nominees, five percent beneficial owners and their immediate family members are considered “related persons” under the Policy. For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, step-relatives and any other person sharing the household (other than a tenant or household employee).

The General Counsel or the Corporate Secretary presents any reported new related person transactions, and significant proposed transactions involving related persons that might be deemed to be related person transactions, to the Audit Committee at its next regular meeting, or earlier if appropriate. The Committee reviews these transactions to determine whether the related person involved has a direct or indirect material interest in the transaction. The Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the Policy. On an annual basis, the Committee reviews previously approved related person transactions, under the standards described below, to determine whether such transactions should continue.

In reviewing a related person transaction or proposed transaction, the Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s

www.cvshealthannualmeeting.com    27

CORPORATE GOVERNANCE AND RELATED MATTERS

direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Committee does not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

If after the review described above, the Committee determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being re-reviewed), the transaction will not be entered into or continued, as the Committee shall direct.

William C. Weldon is a member of our Board. Mr. Weldon’s son, Ryan H. Weldon, was formerly an Executive Vice President and Company Group Chairman at Valeant Pharmaceuticals International, Inc. (“Valeant”). Valeant is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices, including both branded and generic drugs. CVS Health purchases Valeant’s branded products through its wholesalers, but receives certain rebates for prescription drug dispenses directly from Valeant. Such rebates are usual and customary in the industry and are based on arm’s length negotiations; a substantial majority of such rebates are passed on to various clients of CVS Health’s prescription benefit management business. In addition, CVS Health purchases certain generic pharmaceuticals directly from Valeant and/or its wholly owned subsidiaries. Neither William Weldon nor his son was involved in the negotiation of the terms of any purchases, sales, contracts or business arrangements between the two companies. Moreover, the business unit of Valeant that Ryan Weldon formerly headed, aesthetics, did not do business with CVS Health at all. The dollar amount of rebates paid to CVS Health and direct purchases of Valeant’s generic pharmaceuticals by CVS Health in 2014 were approximately $244 million and $64 million, respectively. Ryan Weldon left Valeant in June 2014, shortly after Valeant divested much of its aesthetics business line to a subsidiary of Nestlé, S.A.

Richard M. Bracken is a member of our Board and the retired Chairman and Chief Executive Officer of HCA Holdings, Inc. (“HCA”). Since 2007, CVS/caremark, the Company’s pharmacy benefit management (“PBM”) service provider, has had a Master Coalition Agreement with Healthtrust Purchasing Group, L.P. (“HealthTrust”), a group purchasing organization. The general partner of HealthTrust is a subsidiary of HCA, and HCA, through certain of its subsidiaries, owns approximately 54% of HealthTrust. Under the Master Coalition Agreement, HealthTrust, on behalf of its coalition members (including HCA and approximately 65 unaffiliated entities), agreed to certain terms and conditions for PBM services provided by CVS/caremark, and in 2014 CVS/caremark paid HealthTrust approximately $13 million under the Master Coalition Agreement. Also as part of this arrangement, each coalition member has directly entered into a sub-agreement with CVS/caremark for PBM services. Under the terms of its sub-agreement, HCA and its employee participants paid CVS/caremark approximately $305 million in 2014 (including both prescription drug spend, a large portion of which is passed through to various members of our retail pharmacy network, and administrative service fees). Mr. Bracken was not directly involved in the negotiation or administration of either HealthTrust’s Master Coalition Agreement or HCA’s sub-agreement with CVS/caremark.

The Audit Committee has reviewed each of these transactions and the circumstances under which they occurred and has determined that the transactions were reasonable and in the best interests of the Company and its stockholders.

28   CVS Health Notice of Annual Meeting of Stockholders

OWNERSHIP OF AND TRADING IN OUR STOCK

EXECUTIVE OFFICER AND DIRECTOR STOCK OWNERSHIP
REQUIREMENTS

CVS Health has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors and officers on our Business Planning Committee (“BPC”), and requires that directors and BPC members achieve compliance with the ownership requirements within five years of becoming a director or BPC member. Our named executive officers, who appear in the Summary Compensation Table on page 54, must maintain ownership levels as set forth in the table below. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested restricted stock units, shares held in the Deferred Stock Compensation Plan and shares purchased through the Employee Stock Purchase Plan. Unexercised stock options do not count toward satisfying the guidelines. The Board believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Board annually reviews the policy and compliance by directors and executives.

Executive Name	Multiple of Salary Required	Multiple of Salary Held as of March 12, 2015	In Compliance
Larry J. Merlo	5x	99x	Yes
David M. Denton	3x	36x	Yes
Helena B. Foulkes	3x	12x	Yes
Jonathan C. Roberts	3x	22x	Yes
Thomas M. Moriarty	3x	6x	Yes

All non-employee directors must own a minimum of 10,000 shares of CVS Health common stock, which is worth approximately $1 million based on the March 12, 2015 stock price of $102.96, or nearly 15 times the amount of the annual cash retainer ($70,000). Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. The current level of stock pay in the director’s mix of annual compensation is intended to facilitate the directors’ ability to meet the ownership level within the timeframe. Each of our directors has timely attained the minimum ownership level. Mmes. DeCoudreaux and DeParle and Messrs. Bracken and Weldon, each of whom has five years from the date of her or his election to the Board to attain the ownership requirement, are on track to meet this requirement.

www.cvshealthannualmeeting.com    29

OWNERSHIP OF AND TRADING IN OUR STOCK

SHARE OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE
OFFICERS

The following table shows the share ownership, as of March 12, 2015, of each director, each executive officer appearing in the Summary Compensation Table found on page 54 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

	Ownership of Common Stock (1)
Name	Number		Percent
Richard M. Bracken	703		*
C. David Brown II	181,650	(1)	*
Alecia A. DeCoudreaux	451	(1)	*
David M. Denton	656,491	(2)(3)(4)	*
Nancy-Ann M. DeParle	5,389	(1)	*
David W. Dorman	76,417	(1)	*
Anne M. Finucane	17,107	(1)(5)	*
Helena B. Foulkes	170,614	(2)(3)(4)(6)	*
Larry J. Merlo	2,276,302	(2)(3)(4)(6)(7)	*
Jean-Pierre Millon	81,316	(8)	*
Thomas M. Moriarty	84,054	(2)(3)	*
Jonathan C. Roberts	455,841	(2)(3)(4)(6)(7)	*
Richard J. Swift	52,443	(1)	*
William C. Weldon	8,355	(1)	*
Tony L. White	17,309	(9)	*
All directors and executive officers as a group (22 persons)	5,335,217		0.47%
*	Less than 1%.
(1)	Includes the following shares of common stock constituting deferred non-employee director compensation, which do not have current voting rights: Mr. Brown, 40,398; Ms. DeCoudreaux, 451; Ms. DeParle, 2,772; Mr. Dorman, 15,678; Ms. Finucane, 2,603; Mr. Swift, 48,034; Mr. Weldon 6,764; and all non-employee directors as a group, 116,700.
(2)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 12, 2015 and were exercisable within 60 days thereafter: Mr. Denton, 368,226; Ms. Foulkes, 69,126; Mr. Merlo, 977,756; Mr. Moriarty, 40,321; Mr. Roberts, 257,948; and all executive officers as a group, 2,127,290.
(3)	Includes the following shares of common stock granted under our 1997 Incentive Compensation Plan and/or 2010 Incentive Compensation Plan (together, the “ICPs”) that remain subject to certain restrictions regarding employment and transfer as provided in the ICPs: Mr. Denton, 181,662; Ms. Foulkes, 43,638; Mr. Merlo, 263,284; Mr. Moriarty, 27,954; Mr. Roberts, 72,742; and all executive officers as a group, 783,012.
(4)	Includes shares of common stock held by the Trustee of our Employee Stock Ownership Plan that are allocated to the executive officers as follows: Mr. Denton, 1,634; Ms. Foulkes 3,940; Mr. Merlo, 6,429; Mr. Roberts, 5,149; and all executive officers as a group, 17,710.
(5)	Includes 14,504 shares held in a family trust.
(6)	Includes the following shares of common stock that were receivable upon the lapse of restrictions on restricted stock units or the exercise of options, but the actual receipt of which was deferred pursuant to our Deferred Stock Compensation Plan, and which do not have current voting rights: Ms. Foulkes, 26,134; Mr. Merlo, 535,585; Mr. Moriarty, 6,768; Mr. Roberts, 71,552; and all executive officers as a group, 904,758.
(7)	Includes the following hypothetical shares of common stock held in notional accounts in our unfunded Deferred Compensation Plan, which do not have current voting rights: Mr. Merlo, 5,133; Mr. Roberts, 1,417 and all executive officers as a group, 7,017.
(8)	Includes 81,316 shares held in a family trust.
(9)	Includes 7 shares held by Mr. White’s wife.

30   CVS Health Notice of Annual Meeting of Stockholders

OWNERSHIP OF AND TRADING IN OUR STOCK

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

We have been notified by the entities in the following table that each is the beneficial owner (as defined by the rules of the SEC) of more than five percent of our common stock. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned (1)(2)(3)	Percent of Class Owned (1)(2)(3)
Common Stock	BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	66,879,743	5.8%
Common Stock	FMR LLC (2) 245 Summer Street Boston, MA 02210	59,503,472	5.2%
Common Stock	The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	68,055,811	5.9%

(1)	Information based on a Schedule 13G/A filed February 9, 2015. BlackRock, Inc. (“BlackRock”) is the parent holding company of a number of subsidiaries that hold CVS Health common stock for the benefit of various investors. BlackRock and/or its subsidiaries have sole voting power with respect to 53,872,967 of these shares and sole dispositive power with respect to 66,835,936 of these shares.
(2)	Information based on a Schedule 13G/A filed February 13, 2015. FMR LLC (“FMR”) is the parent holding company of a number of subsidiaries that hold CVS Health common stock for the benefit of various investors. FMR and/or its subsidiaries have sole voting power with respect to 8,581,051 of these shares and sole dispositive power over all of these shares.
(3)	Information based on a Schedule 13G filed February 10, 2015. The Vanguard Group, Inc. (“Vanguard”) directly or through its subsidiaries, holds CVS Health common stock for the benefit of various investors. Vanguard and/or its subsidiaries have sole voting power with respect to 1,986,554 of these shares, shared dispositive power with respect to 1,846,981 of these shares and sole dispositive power with respect to 66,208,830 of these shares.

SECURITIES TRADES BY COMPANY PERSONNEL

The Board and executive management of CVS Health take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to selling and trading our stock. All transactions in our stock contemplated by any director, executive officer or designated employee who has a significant role in, or access to, our financial reporting process (collectively “Insiders”), must be pre-cleared by either the General Counsel or the Corporate Secretary. Insiders are generally prohibited from trading in any of our securities except during periods of varying length beginning shortly after the release of our financial results for each quarter, and Insiders and other employees may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. In addition, it is our policy that Insiders and other employees may not engage in any of the following activities with respect to our securities:

●	Trading in our securities on a short-term basis (stock purchased in the open market must be held for at least six months);
●	Purchasing stock on margin or pledging our stock or any stock incentive award as collateral for a loan or margin account;
●	Engaging in short sales or purchases of our stock;
●	Buying or selling puts, calls, exchange traded options or other derivative securities; or
●	Engaging in any other hedging transactions, which includes transactions designed to offset any decrease in the market value of equity securities.

Our most senior executives and Board members are generally required to transact in our stock pursuant to a 10b5-1 trading plan, and our other executives are encouraged to use trading plans. A trading plan is a contract that allows the individual to sell a pre-determined number of shares at a time in the future when conditions in the plan are met. However, there are extensive guidelines that govern the use of 10b5-1 trading plans including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of the plan, and pre-approval of plans (and any modification of plans) by the General Counsel or Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC, though as a practical matter CVS Health assists its directors and executive officers by monitoring transactions and completing and filing such forms on their behalf. Based on a review of forms filed with the SEC and written representations from our reporting persons, CVS Health believes that all forms were filed in a timely manner during fiscal 2014.

www.cvshealthannualmeeting.com    31

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors (the “Committee”) has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2015, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification.

INDEPENDENT ACCOUNTING FIRM INDEPENDENCE AND FEE
APPROVAL POLICY

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee has retained Ernst & Young as CVS Health’s external audit firm since September 2007. In order to assure continuing external auditor independence, the Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. Based on its most recent evaluation of Ernst & Young, the members of the Committee believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

All audit services, audit-related services and tax services were pre-approved by the Committee, and the Committee is ultimately responsible for audit fee negotiations associated with the retention of Ernst & Young. The Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Committee’s audit approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis to the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, so long as such pre-approvals are reported to the full Committee at its next scheduled meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young, the Committee will reconsider its appointment, although in the event of reconsideration the Committee may determine that Ernst & Young should continue in its role. Even if you do ratify the appointment, the Committee retains its discretion to reconsider its appointment if it believes that reconsideration is necessary in the best interest of the Company and the stockholders.

FEES OF INDEPENDENT ACCOUNTING FIRM

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2014 and 2013.

	Fiscal Year Ended 12/31/14	Fiscal Year Ended 12/31/13
Audit Fees (1)	$8,846,157	$8,212,994
Audit Related Fees (2)	$709,335	$819,600
Tax Fees (3)	$1,800,550	$1,419,898
All Other Fees	–	–
(1)	Represents the aggregate fees and expenses billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting for the fiscal year, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of our insurance captives, services provided in connection with statutory and regulatory filings for the fiscal year, and consultations on technical matters. In 2014 and 2013, approximately $0.6 million and $1 million, respectively, relates to audit fees incurred in connection with the Company’s acquisitions.
(2)	Represents the aggregate fees billed for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and charitable foundations, and procedures performed and reports issued in support of Service Organization Control Reports.
(3)	Represents the aggregate fees billed for tax compliance, consulting and related services.

The Board of Directors unanimously recommends a vote FOR this proposal.

32     CVS Health Notice of Annual Meeting of Stockholders

ITEM 3: PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

BACKGROUND

We are asking our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section of this proxy statement. Although the advisory vote is not binding upon the Company, the Management Planning and Development Committee (the “Committee”), which is responsible for designing and administering our executive compensation program, values our stockholders’ opinions and will continue to consider the outcome of the vote in its ongoing evaluation of our executive compensation program.

At CVS Health, our executive compensation philosophy and practice reflects our unwavering commitment to paying for performance – both short- and long-term. We define performance as the achievement of results against challenging internal financial targets that take into account our results relative to that of our peer companies, as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

OUR 2014 VOTE; STOCKHOLDER OUTREACH

Prior to 2014, we experienced very high and increasing levels of stockholder support for our executive pay program. Specifically, in 2011 we received 92.1% support, in 2012 support was 95.4% and in 2013 it was 96.0%. In 2014, the advisory vote generated the support of 70.6% of the votes cast. This result did not reflect our high standards or our expectations. As a result, we undertook a robust stockholder outreach effort to better understand and address any concerns stockholders might have. During the fall of 2014, we reached out to 24 of our top stockholders, including 16 of our top 20 stockholders (representing more than a third of shares outstanding) and offered to discuss our compensation programs, corporate governance and any other matters. Eleven stockholders representing approximately 28% of our outstanding shares agreed to speak with us. We also had discussions with one of the leading proxy advisory firms, and obtained feedback from our institutional investors by means of an independent, third-party platform that provided collective data and comments. Some of the key takeaways from the discussions were:

●Our stockholders generally were pleased with our business results and the link between performance and the compensation earned by key executives. To ensure this link was fully recognized, investors suggested that the Company’s proxy statement be revised to ensure key messages are more easily identified. We have prepared this 2015 proxy statement to be engaging, informative and, of course, clearly present material items.

●Our peer group, specifically the inclusion of multiple telecommunication companies, was a point of discussion with certain of our stockholders. Since we compete with large and successful companies for talent and investors, the peer group, which is assessed annually, was determined by the Committee to be appropriate. But to recognize the comments provided by stockholders, effective as of January 1, 2015, we have chosen to reduce the number of telecommunication companies included as part of our peer group and add companies that present a closer connection to our retail and health care businesses. The revised peer group is discussed on page 45.

OUR 2014 PERFORMANCE AND PAY ACTIONS

2014 was a very strong performance year for the Company with record net revenues of $139.4 billion and robust profitable growth in all of the businesses. We believe that our efforts during the past three years set the stage for our 2014 results and continued strong performance in the future. CVS Health performed favorably against our peer group on several critical measures including net revenues, operating profit and operating income, along with a total shareholder return of 36.6%. Our positive 2014 results are reflected in the 2014 Executive Incentive Plan payouts to our named executive officers; similarly, the positive performance from 2012-2014 to improve Return on Net Assets are reflected in Long-Term Incentive Plan payouts to our named executive officers.

The Committee approved the following changes that became effective in 2014:

●Consistent with our practice, we amended the policy on stock option grants to explicitly prohibit re-pricing of stock options; and

●We established predetermined annual and quarterly grant dates for all equity awards.

www.cvshealthannualmeeting.com    33

ITEM 3: PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

CONCLUSION

We urge stockholders to read the CD&A beginning on page 37 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 54 through 64, which provide detailed information on the compensation of our named executive officers. The Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to CVS Health’s long-term success.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Health executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

The Board of Directors unanimously recommends a vote FOR this proposal.

34   CVS Health Notice of Annual Meeting of Stockholders

ITEM 4: PROPOSAL TO APPROVE PERFORMANCE CRITERIA IN THE COMPANY’S 2010 INCENTIVE COMPENSATION PLAN

BACKGROUND

We are asking stockholders to approve the performance criteria in our 2010 Incentive Compensation Plan (the “2010 Plan”) pursuant to Internal Revenue Code Section 162(m) (“IRC 162(m)”). Approval of this proposal will continue to allow CVS Health to make awards under the 2010 Plan that are tax deductible in accordance with the performance-based compensation exception to IRC 162(m), as described more fully below.

We are not asking stockholders to approve additional shares under the 2010 Plan or any other changes to terms of the 2010 Plan.

Our stockholders approved the 2010 Plan in May 2010, by a vote of over 91% in favor. Except for our 2007 Employee Stock Purchase Plan, the 2010 Plan is the only compensation plan under which we grant stock options, restricted stock and other equity-based awards to our employees. These awards have enabled and will continue to enable us to attract and retain key employees and enable those employees to acquire and/or increase their proprietary interest in CVS Health, thereby aligning their interests with the interests of our stockholders.

INTERNAL REVENUE CODE SECTION 162(m)

IRC 162(m) places a limit of $1,000,000 on the amount that we may deduct in any one taxable year for compensation paid to each of our “covered employees.” Our covered employees include our Chief Executive Officer and our other three most highly-paid executive officers, other than the Chief Financial Officer. However the limitation on deductibility does not apply to compensation earned pursuant to certain performance-based awards, provided certain requirements are met. One of these requirements is that our stockholders must approve (and in certain cases, re-approve) the material terms of the performance goals underlying the performance-based award.

IRC 162(m) requires re-approval of those performance goals after five years if a company’s compensation committee has retained discretion to vary the targets under the performance goals from year to year. CVS Health’s Management Planning and Development Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, we are seeking re-approval of the performance goals included in the 2010 Plan in order to preserve our ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the 2010 Plan.

PERFORMANCE GOALS

The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria, and (ii) targeted level(s) of performance with respect to each business criterion. In the case of performance awards intended to meet the requirements of IRC 162(m), the business criteria used must be one of those specified in the 2010 Plan, although for other participants the Committee may specify any other criteria. The business criteria specified in the 2010 Plan are: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin; (8) Common Knowledge Retail Customer Service score or a similar customer service measurement as measured by a third-party administrator; (9) Pharmacy Benefit Services Customer Satisfaction score; (10) net income, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, or operating earnings; (11) total stockholder return; or (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Management Planning and Development Committee including, but not limited to, Standard & Poor’s 500 Stock Index or a group of comparable companies.

www.cvshealthannualmeeting.com    35

ITEM 4: PROPOSAL TO APPROVE PERFORMANCE CRITERIA IN THE COMPANY’S 2010 INCENTIVE COMPENSATION PLAN

2010 PLAN SUMMARY

The discussion below summarizes the material terms of the 2010 Plan. The full text of the 2010 Plan is attached to this Proxy Statement as Exhibit A, and the description below is qualified in its entirety by reference to the full text of the 2010 Plan.

Types of Awards: Stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock, or other property (“Awards”).

Shares Subject to 2010 Plan: A total of 74 million shares, consisting of authorized and unissued shares. Shares previously awarded may not be recycled in the event of forfeiture, settlement, surrender or expiration of an Award.

Annual Per-Person Limitations: During any fiscal year the number of shares of stock issued as an Award, as a bonus or in lieu of other obligations, or other stock-based Awards granted to any one participant may not exceed three million shares for each type of such Award, subject to adjustment in certain circumstances, such as stock splits. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $10 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

Certain Federal Income Tax Implications of the 2010 Plan: The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the 2010 Plan.

The grant of an option will create no tax consequences for the participant or CVS Health. Upon exercising an option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. CVS Health generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. Note that the tax treatment of incentive stock options, or ISOs, is different, but we have not issued ISOs in recent years.

With respect to Awards granted under the 2010 Plan that result in the payment or issuance of cash or shares or other property, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received once it is transferable or is no longer subject to a substantial risk of forfeiture. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. CVS Health is generally entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

The foregoing summary of the federal income tax consequences in respect of the 2010 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

Highlighting Important Policies that Apply to the 2010 Plan
✓ Performance Measures Aligned with Stockholder Interests
✓ Stock Ownership Guidelines
✓ LTI Plan Share Award Retention
✓ Broad Anti-Pledging and Hedging Policies
x No Option Repricing
x No Recycling of Shares
x No Excise Tax Gross-Ups

The Board of Directors unanimously recommends a vote FOR this proposal.

36   CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Our Performance
For CVS Health, 2014 was a very good year. Here are some highlights:

Financial highlights
●Generated record revenues and healthy profit growth across the enterprise.
●Year-over-year, our pharmacy services segment revenues were up 16.1% and our retail pharmacy segment revenues rose 3.3%.
●Successful 2015 PBM selling season, with gross client wins of $7 billion and net new client business of $3.6 billion.
●Operating Profit, the measure on which our annual incentive plan performance is primarily based, increased by 9.5% year-over-year, or 1.8% above target growth; PBM operating profit rose nearly 14% year-over-year, and retail operating profit grew nearly 8% over the same period.
●Return on Net Assets (RoNA), the performance measure for our three-year long-term incentive plan, exceeded target for the 2012-2014 performance period by 8.3%.
●Total shareholder return (TSR) for 2014 was 36.6%, outpacing both the retail and health care sector indices and the S&P 500 index as a whole.
●Generated free cash flow significantly in excess of the $5.3 billion returned to stockholders through dividends and share buybacks.

Net Revenues ($ billions)	Operating Profit ($ billions)	2012-2014 Return on Net Assets (%)
1 year growth of 9.9%	1 year growth of 9.5%	Exceeded target by 8.3%

Total Shareholder Return (TSR) (%)	Annual Cash Dividends ($ per share)
Outperformed S&P 500	1 year increase of 22.2%

For more information on our financial performance and strategy, please refer to our Annual Report available at www.cvshealthannualmeeting.com.

www.cvshealthannualmeeting.com    37

EXECUTIVE COMPENSATION AND RELATED MATTERS
Our Compensation Core Principles

Our executive compensation program has five core principles that drive our executive compensation philosophy. Management and the Committee believe these principles motivate our executive officers to take personal responsibility for the performance of the business and deliver long-term stockholder value:

Support, Communicate and Drive Achievement	Attract and Retain	Motivate High Performance	Align Interests	Reward Achievement

Of our business strategies and goals.	The highest-caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent.	From executive officers in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance.	Of our executive officers and our stockholders, and foster an equity ownership environment.	Of short-term results as well as long-term stockholder value creation.

How We Pay Our Executives

We achieve these objectives by employing the following elements of pay for our executives:

●	Base salary
●	Annual cash incentives
●	Annual equity incentives in the form of stock options and restricted stock units
●	Long-term incentives to reward multi-year success over a three-year period, generally payable in cash and common stock
●	Retirement and health benefits
●	Limited perquisites

For more information on our compensation core principles, and how we pay our executives, please refer to page 41 of this proxy statement.

38   CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS
Our 2014 Executive Pay

The following shows the breakdown of reported 2014 compensation for our CEO and our other named executive officers.

CEO	All Other NEOs

For more information on reported 2014 compensation for our CEO and our other named executive officers, please refer to the Summary Compensation Table on page 54 of this proxy statement.

Leading Practices in Compensation Programs

Our pay practices align with our core compensation principles and facilitate our implementation of those principles. They also demonstrate our commitment to sound compensation and governance practices.

Our executive compensation program motivates executive officers to take personal responsibility for the performance of CVS Health	✓	Core Executive Compensation Principles Designed to Deliver Growth
	✓	Performance Measures Aligned with Stockholder Interests
	✓	Majority of the Total Compensation Opportunity is Performance-Based
	✓	LTI Plan Share Award Retention
	✓	Stock Ownership Guidelines
We apply leading executive compensation practices	✕	No Excise Tax Gross-Ups
	✕	No Option Repricing
	✕	No Recycling of Shares
	✓	Recoupment Policy
	✓	Broad Anti-Pledging and Hedging Policies
	✓	Executive Severance Policy
	✓	Limited Perquisites and Personal Benefits
	✓	Closed SERP to New Participants
	✓	Double Trigger Vesting of Equity Awards

For more information on our compensation practices, please refer to pages 41-53 of this proxy statement.

www.cvshealthannualmeeting.com    39

EXECUTIVE COMPENSATION AND RELATED MATTERS
Stockholder Outreach - Compensation Actions

Prior to 2014, we experienced very high and increasing levels of stockholder support for our executive compensation program. Specifically, in 2011 we received 92.1% support, in 2012 support was 95.4% and in 2013 it was 96%. In 2014, the level of support declined to 70.6%. As a result, we engaged in a robust shareholder outreach program and reviewed our policies and programs against published guidelines of stockholders and advisory firms, to help us understand and address any concerns stockholders might have.

During the fall of 2014, we reached out to 24 of our top stockholders, including 16 of our top 20 stockholders (representing more than a third of shares outstanding) and offered to discuss our compensation programs, corporate governance and any other matters. Eleven stockholders representing approximately 28% of our outstanding shares agreed to speak with us. We also had discussions with one of the leading proxy advisory firms, and obtained feedback from our institutional investors by means of an independent, third-party platform that provided collective data and comments. We received positive feedback on our compensation program, with stockholders approving of the alignment of pay and performance. Some of our stockholders wanted to better understand tax payments made in 2013 in connection with the termination of our “death benefit only plan.” CVS Health remains committed to our existing policy against tax gross-ups. While not an excise tax gross up, the 2013 event was a one-time make-whole payment that was paid to a broad range of employees in order to change our compensation practices and reduce perquisite levels. This resulted in significant savings in annual life insurance expenses for CVS Health, as well as a reduction in liabilities on our balance sheet, and was therefore favorable to the Company and its stockholders. However, in light of the feedback we received, CVS Health will carefully consider our stockholders’ views in connection with the adoption or termination of any compensation plan.

CVS Health’s Anti-Gross-up Policy

CVS Health adopted a broad policy against tax gross-ups several years ago. It is notable that when the policy was first adopted, there was an exception for gross-ups payable pursuant to pre-existing agreements. However, in 2012 our executives amended their existing employment and change in control agreements to eliminate any tax gross-ups potentially payable in connection with a change in control. This was done voluntarily, and without any additional compensation. The only current exception to our anti-gross-up policy is for tax payments that may be due under our broad-based relocation policy, which is applicable to a large number of employees (i.e., those who must relocate upon hire). No named executive officers are presently eligible for a tax payment under the terms of the policy and, in light of the feedback, we will carefully consider whether a current or future named executive officer should ever receive a tax payment under the policy.

What we heard	What we have done in response	Intended outcome	When effective
It is hard to find important information in your proxy statement	Revised the presentation and content of our proxy statement	Ensure that key messages are more easily identified	Current proxy statement
You grossed up income tax payments when you terminated your Death Benefit Only Plan in 2013	The tax payments were related to that one-time event that will not occur again; excise tax gross ups are prohibited

Terminating the Death Benefit Only Plan resulted in immediate and ongoing net savings to the Company, in the future, we will carefully consider investor views on tax payments in establishing and terminating programs

			One time event in 2013; excise tax gross ups were eliminated by the Company in 2010, and removed from pre-existing executive contracts in 2012
Your peer group includes telecommunications and other companies that don’t seem to align with what you do	Modified our peer group	Present a closer connection to our retail and health care businesses	2015
Although you haven’t repriced options in the past, your policy on stock option grants permits re-pricing of options	Amended our policy on stock option grants to specifically prohibit re-pricing without stockholder approval	Explicitly prohibit re-pricing of stock options	2014

Supporting our Executive Compensation Program

We believe that our executive compensation program is consistent with our core compensation principles and is structured to assure that those principles are implemented. Through our stockholder outreach program, we have obtained helpful feedback on the program and have made certain modifications to implement our stockholders’ suggestions. With those changes, we believe that our stockholders generally approve of our core compensation principles and our executive compensation program, and we believe our stockholders as a whole should support them as well.

40    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers, who for 2014 are:

●	Larry J. Merlo, President and Chief Executive Officer (CEO);
●	David M. Denton, Executive Vice President (EVP) and Chief Financial Officer (CFO);
●	Helena B. Foulkes, EVP and President – CVS/pharmacy, who was promoted to that position effective January 1, 2014;
●	Jonathan C. Roberts, EVP and President – CVS/caremark; and
●	Thomas M. Moriarty, EVP, Chief Health Strategy Officer and General Counsel.

Executive Compensation Philosophy and Core Principles

The Committee establishes our executive compensation philosophy and oversees its implementation. The Committee has identified five core principles that drive our philosophy and that management and the Committee believe motivate our executive officers to continually improve our performance and operations, encourage personal responsibility for performance and deliver long-term stockholder value.

Core Principles

Support, Communicate and Drive Achievement	Attract and Retain	Motivate High Performance	Align Interests	Reward Achievement

Of our business strategies and goals.	The highest-caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent.	From executive officers in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance.	Of our executive officers and our stockholders, and foster an equity ownership environment.	Of short-term results as well as long-term stockholder value creation.

www.cvshealthannualmeeting.com    41

EXECUTIVE COMPENSATION AND RELATED MATTERS

Elements of Compensation

The Committee believes each component of our executive compensation program furthers one or more of our five core principles, as outlined in the following chart:

Principles Supported
Compensation Element and Key Features	Support, Communicate and Drive Achievement	Attract and Retain	Motivate High Performance	Align Interests	Reward Achievement
Base Salary
●Provides minimum, fixed level of cash compensation commensurate with experience, role and responsibility
●Reviewed annually and adjusted periodically based on comparability to market peers, position responsibility, individual qualifications, performance and corporate profitability

Annual Cash Incentive
●Rewards near-term value-added decisions
●Targets are set as percentage of base salary
●Payments reflect performance against operating profit target
●Maximum pool based on small percentage of Adjusted Net Income and maximum payouts are capped

Long-Term Incentives
●Rewards multi-year financial success
●Target awards are established at start of cycle based on competitive pay information, level of responsibility, and desired mix of long-term incentive pay relative to other pay components
●Generally paid equally in cash and common stock based on meeting pre-established performance goals during performance cycles
●Minimum performance threshold (below which no payment will be made) and capped maximum payouts
●Executive prohibited from selling or trading shares for two years following payment date

Stock Options and Restricted Stock Units (“RSUs”)
●Rewards creation of long-term value by encouraging executives to focus on long-term financial progress
●Annual nonqualified stock option grants with seven-year terms that vest in four equal installments on first, second, third and fourth anniversaries of the grant date and return value only to extent that stock price appreciates
●Annual RSU awards vest upon continued employment; annual RSU awards for named executive officers vest in two equal installments, on third and fifth anniversaries of grant date
●Target awards established based on competitive pay information, level of responsibility and emphasis on long-term incentive pay as key component of the executive pay program

Deferred Compensation Plan and Deferred Stock Compensation Plan (“DSP”)
●Provide savings in a tax-efficient manner and enhance focus on stock ownership
●Offers variety of investment choices, none of which represents an above-market return, with up to a 5% match on eligible deferred compensation, offset by match under qualified defined contribution plan
●DSP units fluctuate in value based on the performance of common stock

42    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Linking Pay to Performance

For 2014, as in previous years, the Committee reviewed an historical assessment of the relationship between CVS Health’s performance and executive pay relative to our 2014 Peer Group (as defined below). The following graphs illustrate the results of the Committee’s core assessment and illustrate the relationship between

(1)	our CEO’s real compensation (base salary earned, incentives earned, value of restricted shares or RSUs that vest during the period, value of stock options exercised during the period, and changes in value of unvested restricted shares/RSUs and unexercised options held during the period); and

(2)	CVS Health’s performance as measured by total shareholder return (“TSR”) – over one-year (2013) and three-year (2011 – 2013) periods (the most recent periods for which financial and compensation data were available at the time).

In the following graphs, data points that are within the shaded area designate ideal pay-performance relationships. Data points below the shaded area identify peer companies where pay was lower than expected given the organization’s performance, and those data points above the shaded area suggest the opposite.

1-Year CEO Compensation Realized Percentile vs.
Total Shareholder Return Percentile

In the graph above, compensation realized by CVS Health’s CEO in 2013 ranked at the 63rd percentile, our TSR ranked at the 79th percentile, indicating that our CEO’s realized compensation was lower than expected given our performance relative to peer results.

www.cvshealthannualmeeting.com    43

EXECUTIVE COMPENSATION AND RELATED MATTERS

Similarly, the graph below illustrates the relationship between CEO pay rank and the relative return to stockholders for CVS Health and the Peer Group over the 3-year period 2011 to 2013. Relative compensation is within the range that characterizes ideal pay for performance alignment with the Peer Group.

3-Year CEO Compensation Realized Percentile vs.
Total Shareholder Return Percentile

These assessments demonstrate the Committee’s commitment to maintaining practices that ensure our executive compensation aligns with results in a manner that benefits our investors.

Annual Decision-Making Process

Pay Positioning. Each year, our management recommends for Committee approval financial performance targets that are challenging and, if achieved, would deliver superior value to stockholders. Consistent with these ambitious performance targets, CVS Health positions its aggregate target total direct compensation (base salary plus annual and long-term incentives) for its executive officers at the median of our Peer Group. The Committee believes it is appropriate to reward the executive management team with compensation above the competitive median if the ambitious financial targets associated with the variable pay programs are exceeded. Conversely, if the financial targets are not met, awards are reduced to levels that rest below the median.

Benchmarking. Each year, the Committee reviews the peer group against which financial performance and compensation competitiveness are assessed. The 2014 peer group was constructed to recognize that CVS Health competes for talent outside of its specific industry segments. The peer group consisted of the following companies from across general industry that are similar to CVS Health in terms of industry affiliation, labor market, and operating and character image:

44    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Peer Group Members	Revenues for 12 Months Ended December 31, 2014 ($B)	Market Capitalization as of December 31, 2014 ($B)
AT&T Inc.	$132.4	$174.2
The Boeing Company	90.8	91.9
Comcast Corporation	68.8	149.5
Costco Wholesale Corporation	114.5	61.5
Express Scripts Holding Company	100.9	51.8
The Home Depot, Inc.	83.2	138.4
Johnson & Johnson	74.3	291.0
Lowe’s Companies, Inc.	55.3	55.7
McKesson Corporation	174.0	48.2
Merck & Co., Inc.	42.2	161.9
PepsiCo, Inc.	66.7	140.7
Pfizer Inc.	49.6	196.3
The Procter & Gamble Company	79.9	246.0
Target Corporation	73.7	39.2
UnitedHealth Group Incorporated	130.5	96.4
Verizon Communications Inc.	127.1	194.4
Walgreen Co.	77.6	57.5
Wal-Mart Stores, Inc.	485.7	277.1
The Walt Disney Company	49.9	161.6
CVS Health Corporation	$139.4	$109.8

2015 Peer Group

During our 2014 stockholder outreach efforts, some stockholders commented on the number of telecommunications companies included in our peer group.

In response to those comments, effective as of January 1, 2015, we have reduced the number of telecommunications companies and added companies that present a closer connection to our retail and health care businesses.

The Committee believes that the updated peer group better represents the market in which CVS Health competes for talent, as well as accounting for CVS Health’s size, industry affiliation, and operating and character image. The new peer group for 2015 will include AmerisourceBergen Corporation and The Kroger Company, replacing AT&T Inc. and Verizon Communications Inc. The remainder of the peer group will be unchanged.

Annual Decision-Making

Preliminary financial results and total compensation market data for our executives are reviewed in November of each year, together with any stockholder comments received on our executive compensation program.

The following January, the Committee reviews preliminary financial results with respect to TSR, growth in revenue, GAAP operating income growth, and diluted GAAP EPS growth and considers incentive award payouts for the completed fiscal year. For named executive officers other than the CEO, final decisions on actual incentive awards for the prior year are made in February after Committee review of the CEO’s assessment of individual executive contribution and performance.

The CEO’s performance is reviewed separately. In January, the CEO presents to the independent directors a self-assessment of his performance against his Board-approved strategic, operational and financial goals. The Chairman of the Board and the Committee Chair then meet privately with all of the independent directors to consider the CEO’s performance. Committee members consider the independent directors’ assessments in reviewing the CEO’s total compensation and determining his annual incentive compensation award and equity compensation grants.

The final step in the annual planning and decision making process occurs in the February – March timeframe, when the Committee establishes financial targets for the current year and approves any base salary changes and individual target incentive award levels for the current year. The annual cycle of reviewing and developing the Company’s executive compensation programs and pay levels is a multi-step process that incorporates peer group information, consideration of say-on-pay results, and both short- and long-term Company results compared to objectives.

www.cvshealthannualmeeting.com    45

EXECUTIVE COMPENSATION AND RELATED MATTERS

Pay Mix

Cash versus Non-Cash Compensation

The Committee recognizes the competitive need for an appropriate amount of cash compensation, comprised of base salary, annual incentive and the cash portion of a long-term target incentive award. As part of its annual review of the competitiveness and effectiveness of our compensation program, the Committee monitors the relative levels of cash and non-cash compensation to ensure that the mix includes appropriate amounts of both components.

Fixed versus Variable Compensation

The annual incentive program, long-term target incentive plans and service-based equity award program tie a significant amount of variable compensation to an executive’s continued employment (subject to the vesting and forfeiture provisions of our incentive plan and individual equity grant agreements) and the performance of CVS Health common stock over the vesting and option exercise periods.

For fiscal year 2014, the percentage of target total direct compensation represented by at-risk pay (target annual incentives and long-term incentives consisting of stock options, RSUs and long-term performance incentive awards) for CVS Health’s named executive officers was as follows:

Target Total Direct Compensation Mix (%)

Components of Executive Compensation Program and 2014 Compensation Decisions

The Committee recognizes that while stock prices are generally a good indicator of corporate performance over time, external factors that are beyond CVS Health’s influence may impact its stock price. Consequently, in addition to stock price, the Committee believes that other performance indicators, including profitability and sound financial management of our working capital, should also be factored into our executive compensation program. The Committee has designed its executive compensation program in a manner intended to achieve these objectives by balancing fixed and variable pay, as well as long- and short-term incentives.

Base Salary

The Committee annually reviews the base salaries of all senior officers, including the named executive officers, and adjusts them as needed to maintain competitiveness and consistency with evolving responsibilities. Except for Ms. Foulkes, the base salaries for our named executive officers were not increased in 2014. This reflects the Committee’s determination that base salaries remained competitive and consistent with the executive’s responsibilities. Ms. Foulkes’ base salary was increased upon her promotion to President – CVS/pharmacy, and reflects the outcome of our annual competitive review of peer group compensation, as well as her contributions to the Company and the critical role she continues to play in our future growth and success.

46    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Name and 2014 Title(s)	2013 Salary	2014 Salary	Percentage Increase
Larry J. Merlo, President and CEO	$1,350,000	$1,350,000	–
David M. Denton, EVP and CFO	$825,000	$825,000	–
Helena B. Foulkes, EVP and President – CVS/pharmacy	$650,000	$850,000	31%
Jonathan C. Roberts, EVP and President – CVS/caremark	$900,000	$900,000	–
Thomas M. Moriarty, EVP, Chief Health Strategy Officer and General Counsel	$670,000	$670,000	–

Annual Incentive Awards

We established the Executive Incentive Plan (the “EIP”) in 2014. The EIP is designed to provide flexibility around incentive payouts to named executive officers by rewarding achievement of certain objectives and strategic growth initiatives while preserving the tax deductibility of those payments under IRC 162(m). Under the EIP, a maximum pool is created that can be used to pay annual incentives to named executive officers. For 2014, the pool formula was 0.5% of Adjusted Net Income from Continuing Operations Attributable to CVS Health. At the beginning of 2014, the Committee set:

●	individual limits on awards, expressed as a percentage of the pool and salary, so that maximum payouts would remain competitive; and
●	a target for each named executive officer as a reference point to determine actual payouts. The target award opportunity is expressed as a percentage of base salary and is determined using a variety of factors, including CVS Health’s Peer Group practices and the desired ratios of cash to non-cash and fixed to variable compensation for each named executive officer.

Since market compensation practices, including incentive opportunity, differ by job, our target bonus opportunities as a percentage of base salary vary for our named executive officers, as follows:

Executive Name	Target Opportunity as a Percentage of Salary	Maximum Portion of Pool	Maximum Payout as a Percentage of Salary
Larry J. Merlo	200%	30.0%	500%
David M. Denton	150%	15.0%	400%
Helena B. Foulkes	150%	15.0%	400%
Jonathan C. Roberts	150%	15.0%	400%
Thomas M. Moriarty	125%	12.5%	300%

As a starting point for evaluating annual EIP awards, the Committee considered performance results under our Management Incentive Plan (the “MIP”), a program maintained for a broad portion of the employee population and for our named executive officers through 2013. The 2014 performance targets under the MIP were as follows:

2014 Management Incentive Plan Funding

	Operating Profit (80% weighting)		Customer Service and Client Satisfaction (20% weighting)
	Level of Performance Achieved	Level of Payout of Target	Retail Customer Service (10%)	PBM Client Satisfaction (10%)
Below Minimum	<96.9% of Target	0%	0%	0%
Threshold	96.9% of Target	30%	25%	25%
Target	$8,657.0 million	100%	100%	100%
Maximum	≥3% over Target	200%	100%	100%
Actual	$8,799.0 million	143%	96.6%	100%
Funding (adjusted for Customer Service/Client Satisfaction)		141%

www.cvshealthannualmeeting.com    47

EXECUTIVE COMPENSATION AND RELATED MATTERS

The Committee used MIP funding of 141% as its starting point for evaluating actual payments under the EIP because it believes that Operating Profit, Customer Service and Retail Client Satisfaction are appropriate performance metrics for annual incentives and that each named executive officer is responsible for delivering on those metrics. The Committee also believed that these metrics were challenging and would serve as an appropriate measure of management’s success in delivering short-term stockholder value while maintaining momentum toward the achievement of longer-term financial progress.

The Committee exercises judgment in determining individual EIP awards and does not assign specific weights to the factors it considers. When determining award levels, the Committee took into account the operating profit performance results of 143% and specific events such as progress in the entry into new markets, closings of strategic acquisitions to complement CVS Health’s existing businesses, new MinuteClinic openings, retail operating margins, inventory management and streamlining efforts in the pharmacy services segment, the strengthening of our cash flow position, positioning for future growth and each executive officer’s individual contributions during the year. After considering these factors and our overall financial performance for 2014, the Committee determined that individual awards would not exceed MIP results by more than 25%. With respect to Mr. Merlo, the award reflects the Committee’s evaluation of Mr. Merlo’s performance during 2014. Actual awards for other named executive officers reflect the Committee’s evaluation of the individual’s overall performance as well as Mr. Merlo’s evaluation and compensation recommendation.

Factors the Committee considered to determine each named executive officer’s final incentive payment were:

●	Mr. Merlo: significant level of achievement of performance metrics described above; overall contribution to the enterprise performance as President and CEO; leadership in positioning the Company for future growth, including significant process on our strategic growth initiatives.
●	Mr. Denton: continued strengthening our balance sheet; generation of substantial free cash flow; continued improvement in working capital position; level of achievement of performance metrics; contributions toward our strategic initiatives; success in structuring key business development transactions such as Coram and Navarro, as well as our generic sourcing venture.
●	Ms. Foulkes: success in removing tobacco from our stores and rebranding the Company as CVS Health, strategic moves that positioned us for further growth in the evolving health care market; strong results in continuing to grow pharmacy share; successful opening or relocating of 211 new stores, including our first stores in three new retail markets.
●	Mr. Roberts: significant level of achievement and improvement of results in the pharmacy services business line, including an outstanding 2015 selling season with $7 billion of gross client wins and $3.6 billion of net new client business and unmatched success in differentiating our products and services in the market.
●	Mr. Moriarty: significant level of achievement in leading government affairs and advancing our position on strategic matters; success in business development including the successful launch of Red Oak Sourcing and the successful closing of Coram and Navarro transactions; successful management of litigation risk.

The following table shows the actual annual incentive award payouts earned based on the factors outlined above:

2014 Executive Incentive Plan Awards

			Range of Potential Payments
Executive Name	Base Salary	Target in $	Minimum	141% of Target Based on MIP Results	Maximum Permitted under Cap as a % of Salary	Actual EIP Award for 2014
Larry J. Merlo	$1,350,000	$2,700,000	$0	$3,807,000	$6,750,000	$4,590,000
David M. Denton	$825,000	$1,237,500	$0	$1,744,875	$3,300,000	$2,100,000
Helena B. Foulkes	$850,000	$1,275,000	$0	$1,797,750	$3,400,000	$2,165,000
Jonathan C. Roberts	$900,000	$1,350,000	$0	$1,903,500	$3,600,000	$2,290,000
Thomas M. Moriarty	$670,000	$837,500	$0	$1,180,875	$2,010,000	$1,475,000

Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives:
●Focus on the importance of returns to stockholders;
●Promote the achievement of long-term performance goals;
●Encourage executive retention; and
●Promote meaningful levels of Company stock ownership by executives.

48    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

The key elements of the Company’s long-term incentive compensation plans (the “LTI plans”) are:

(1)	an annual stock option and RSU grant, which vest upon continued employment with the Company, and
(2)	long-term performance incentive awards, generally paid equally in cash and Company common stock, to reward financial success over periods greater than one year.

The Committee believes that the LTI plans properly balance the incentives required to drive achievement of the four strategic objectives above, with the amount and timing of the rewards dependent on the successful achievement of Company objectives. The structure also reinforces the alignment between executive and stockholder interests. All three of these long-term compensation elements are delivered under the provisions of our 2010 ICP.

To determine the overall opportunity and appropriate mix of equity instruments, the Committee considers a variety of factors, including competitive market positioning against comparable executives of the companies in the Peer Group, potential economic value realized, timing of vesting and taxation. Along with a review of Peer Group long-term incentive award practices, the Committee considers the retentive value of the unvested equity awards held by each executive officer to determine whether additional awards to secure continued employment with the Company are warranted. For named executive officers other than the CEO, the Committee also considers the CEO’s recommendations.

2014 Long-Term Incentive Opportunities and Awards

The Committee reviewed all aspects of our LTI plans and RSU and option grant programs, including competitiveness of the executive’s target award opportunities, the impact on shares outstanding and the timing and potential economic impact offered by future vesting of RSU grants and vesting and exercise of stock option grants. Based on this review, the Committee adopted the following target mixes for long-term incentives for named executive officers in 2014. The target for LTI plans reflects awards granted in 2014 for the 2014-2016 performance period. Payment, if any, with respect to the award depends on performance against long-term goals and would not be made until 2017. The targets for options and restricted stock units reflect targets for awards that will be granted in 2015 based on 2014 performance. Actual awards vary based on individual performance.

Long-Term Incentive Target Mix (%)

As in the past, each of our performance- and equity-based long-term incentives will continue to be earned independently, meaning that successful achievement of any of the financial goals established for any of the LTI plans will not trigger or accelerate vesting of the RSU or stock option grants; similarly, any awards payable under the LTI plans will be based solely on results as measured against the relevant performance metric and will not be affected by any value realized by the RSU or stock option grants.

2014 Option and RSU Grants. Equity grants are made on a predetermined date consistent with the Committee’s equity grant practices. For fiscal 2014, the grant date was April 1, the first business day of the second quarter. The full grant date fair value of stock options and RSUs granted to each named executive officer during fiscal 2014 is shown in the Summary Compensation Table on page 54. Options have a term of seven years and typically vest in four equal annual installments. The annual RSU grants to our named executive officers vest in two equal installments: 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date. The Committee granted Mr. Denton, our Executive Vice President and Chief Financial Officer, a supplemental award of 100,000 RSUs, with a grant date value of $7.4 million. The award will cliff-vest in 2021 on the seventh anniversary of the grant date, subject to his continued employment. The Committee targeted an award that would deliver approximately $1.0 million of value on an annualized basis, representing less than 14% of Mr. Denton’s 2014 annual compensation. Mr. Denton is a highly skilled executive and the Committee believes the Company and its stockholders will strongly benefit from his ongoing leadership. Mr. Denton has contributed to the Company’s significant growth during his five-year tenure as CFO, including strengthening our balance sheet, generating substantial free cash flow and improving working

www.cvshealthannualmeeting.com    49

EXECUTIVE COMPENSATION AND RELATED MATTERS

capital. CVS Health’s financial performance has excelled during Mr. Denton’s tenure as CFO (see page 9 for highlights). This strong performance resulted in total shareholder returns of 36.6% in 2014, outperforming the S&P 500 Index and the Dow Jones Industrial Average, which returned 13.7% and 10.0%, respectively. In fact, while Mr. Denton has been CFO, CVS Health has outperformed these indices on a three- and five-year basis. The Committee believes that Mr. Denton’s award is aligned with stockholder interests because the ultimate value of the award is tied directly to the value of our stock and Mr. Denton’s continuing leadership will help drive long-term stockholder value. As a result, the Committee imposed an exceptionally long, cliff-vesting schedule to encourage Mr. Denton’s continued service. The award is forfeited in its entirety if Mr. Denton is terminated for any reason, resigns or retires prior to vesting. Additionally, the award is subject to double trigger vesting upon a change in control.

Additional information about the 2014 awards to each of our named executive officers, including stock option exercise price and the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table on page 56.

2014-2016 LTI Plan Awards. The LTI plans focus on sustainable financial progress and optimal use of the Company’s assets, to improve our working capital and free cash flow, modified by the market’s view of the Company’s achievements through TSR. The LTI plan for the three-year performance period from 2014-2016 is based on performance against our three-year return on net assets goal. The Committee included a relative shareholder return modifier to the LTI awards. As a result, LTI awards will be reduced or increased if total shareholder return over the three-year performance period relative to the S&P 500 falls outside of a defined range. Specifically, after the return on net assets performance results are certified, the award will be modified up or down as follows:

If total shareholder return over the three-year performance period is:	Then the multiplier is:
At or above 66th percentile	125%
At or above the 33rd percentile and below the 66th percentile	100%
Below the 33rd percentile	75%

LTI awards are paid in a combination of stock and cash. The stock is subject to a mandatory two-year holding period which further reinforces an alignment of executives’ interests with that of stockholders. The cash portion is consistent with the overall pay mix determined by the Committee, and participants may elect to use some or all of the cash portion for payment of withholding taxes The target cash portion of the long-term incentive compensation component generally will not exceed 25% of the total target longterm compensation.

2014-2016 Performance Period Target Awards

Executive Name	Target LTI Plan Award for 2014-2016 Performance Period
Larry J. Merlo	$5,500,000
David M. Denton	$1,500,000
Helena B. Foulkes	$1,250,000
Jonathan C. Roberts	$1,750,000
Thomas M. Moriarty	$1,250,000

2012-2014 LTI Plan Awards - Payments. All of the executive officers listed in the Summary Compensation Table received payments in 2014 for awards granted in 2012 for the 2012-2014 LTI plan performance period. The target performance goal was Return on Net Assets (RoNA) of 30.41%. The following table sets forth minimum, threshold and maximum goals, the range of potential payouts as a percent of target and the actual results for the 2012-2014 performance period:

	% of RoNA Target	Payout Level as a % of Target
Minimum	<98.2%	0%
Threshold	98.5%	50%
Target	100.0%	100%
Maximum	103.2%	200%
Actual	108.3%	200%

Relative total shareholder return vs. the S&P 500 over the three-year period was at the 87th percentile. When the 125% multiplier was applied, the resulting payout percentage for the 2012-2014 LTI plan was 250%.

50    CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

2012 – 2014 LTI Plan Opportunities and Actual Award Payments

Executive Name	Minimum Award (% of target)	Threshold Award (% of target)	Target Award (% of target)	Maximum Award (% of target)	Maximum Award after TSR Multiplier (% of target)	Actual Cash Award ($)	Actual Stock Award (# of Shares)
Larry J. Merlo	0%	50%	100%	200%	250%	$6,875,052	66,188
David M. Denton	0%	50%	100%	200%	250%	$1,875,043	18,051
Helena B. Foulkes	0%	50%	100%	200%	250%	$1,000,044	9,627
Jonathan C. Roberts	0%	50%	100%	200%	250%	$1,625,058	15,644
Thomas M. Moriarty	0%	50%	100%	200%	250%	$937,573	9,025

Supplemental Executive Retirement Plan

We maintain an unfunded supplemental retirement plan (the “SERP”), which is designed to supplement the retirement benefits of selected executive officers. The SERP is a legacy plan in which participation has decreased over the years as individuals have retired, and we have not provided SERP benefits to new participants since 2010. Mr. Merlo is the only active executive officer in the SERP. Mr. Merlo has reached the maximum amount of service under the SERP based on his more than 30 years with the Company. As a result, his benefit increases primarily as a result of performance-based bonuses. See the Pension Benefits Table of page 60 for more information.

Each year, as part of the routine administration of our benefit plans, we carefully assess the actuarial assumptions used to calculate our pension liability. A key assumption is the interest rate we apply to convert the future estimated pension benefit into a lump sum – the “lump-sum interest rate.” Given the sustained low interest rate environment over an extended period of time and the potential for continued low interest rates in the foreseeable future, in 2014 we lowered the lump-sum interest rate assumption from 3.5% to 2.5%. The effect of lowering this interest rate created a meaningful increase in the estimated lump-sum value of Mr. Merlo’s pension benefit as reflected in the 2014 Summary Compensation Table: an increase of $3.7 million is due to the effect of the lower assumed interest rate and an additional $4.4 million increase is due to performance-based bonuses. Any pension benefit paid as a lump sum upon Mr. Merlo’s eventual retirement will be determined by the applicable interest rate at the time of his actual separation. A detailed discussion of the assumptions used for the calculation of Mr. Merlo’s benefit can be found in the narrative to the Pension Benefits Table on page 59.

Other Benefits

The Company maintains medical and dental benefits, life insurance and short- and long-term disability insurance programs for all of its employees. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our other salaried employees.

Executive officers may participate in the CVS Future Fund, which is our qualified defined contribution, or 401(k), plan. An eligible CVS Health employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual incentive, to a maximum defined by the IRS; in 2014, that maximum was $17,500 plus an additional $5,500 for those age 50 and above. After the first full year of employment, CVS Health will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation. CVS Health’s matching cash contributions into the CVS Health Future Fund for the named executive officers who participated are a component of the All Other Compensation Table on page 55.

We offer other benefits that are available to eligible employees, including executive officers, as follows.

Deferred Compensation Plans and Deferred Stock Plan

Eligible executive officers may choose to defer earned and vested compensation into the CVS Health Deferred Compensation Plan (the “DCP”) and the CVS Health Deferred Stock Compensation Plan (the “DSP”), which are available to any U.S. employees meeting the Plans’ eligibility criteria. The plans are intended to provide retirement savings in a tax-efficient manner and to enhance stock ownership. The DCP offers a variety of investment crediting choices, none of which represents an above-market return. The individual contributions of each of the named executive officers during fiscal 2014 to the DCP and the DSP, including earnings on those contributions, any distributions during 2014 and total account balances as of the end of 2014, are shown in the Nonqualified Deferred Compensation Table on page 61.

Perquisites and Other Personal Benefits

We provide the following personal benefits to our named executive officers:

●

Financial planning: An allowance to cover the cost of a Company-provided financial planner to assist with personal financial and estate planning. We believe it is important to provide to our executives the professional expertise required to ensure they maximize the efficiencies of our compensation and benefit programs and are able to devote their full attention to the management of the Company.

www.cvshealthannualmeeting.com    51

EXECUTIVE COMPENSATION AND RELATED MATTERS

●

Limited personal use of corporate aircraft: We maintain corporate aircraft that may be used by our employees to conduct Company business. Pursuant to an executive security program established by the Board upon the Committee’s recommendation, the CEO is required to use our aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use his travel time, protect the confidentiality of his travel and our business, and enhance his personal security. Certain other named executive officers were also permitted to use our corporate aircraft for personal travel on a very limited basis during fiscal 2014.

●

Home security: An allowance to the named executive officers to cover the costs of the installation and maintenance of home security monitoring systems; while the Committee believes these security costs are business expenses, disclosure of these costs as personal benefits is required.

The value of all of these items is treated as income taxable to the executives. We provide no reimbursement for these costs nor do we pay the taxes or any other expenses associated with these costs on behalf of the executives.

The aggregate incremental cost to the Company of providing these personal benefits to each of the named executive officers during fiscal 2014 is shown in the Summary Compensation Table on page 54.

Other Compensation Policies

Recoupment

Effective with performance cycles beginning in 2009, we have maintained a recoupment policy that applies to all annual and long-term incentive awards granted to executive officers. The policy applies in cases where financial or operational results used to determine an award amount are meaningfully altered based on fraud or material financial misconduct (collectively, “Misconduct”), as determined by the Board, and apply to any executive officer determined to have been involved in the Misconduct.

The policy applies to Misconduct committed during the performance period that is discovered during the performance period or the three-year period following the performance period. The policy allows us to recoup the entire award, not only excess amounts generated by the Misconduct, subject to the determination of the Board, and the policy may apply even where there is no financial restatement.

Agreements with Executive Officers

As previously disclosed, we have an employment agreement (the “Employment Agreement”) with Mr. Merlo and change in control agreements (the “CIC Agreements”, and together with the Employment Agreement, the “Agreements”) with Messrs. Denton, Roberts and Moriarty and Ms. Foulkes.

The Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with our stockholders. The change-in-control provisions of the Agreements are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change-incontrol transactions that may be in stockholders’ best interests. The Agreements serve to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which CVS Health requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The Committee believes a “double trigger” severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control followed by the executive’s involuntary termination of employment. The 2010 ICP was also amended in 2012 to require a “double trigger” equity vesting of change in control benefits.

The Committee reviews the severance benefits annually with the assistance of its compensation consultant to evaluate both their effectiveness and competitiveness. The review for fiscal 2014 found the current level of benefits to be within competitive norms for design. Details of payments made to the executives upon a change in control and various termination scenarios; provisions for the treatment of equity awards, SERP and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in Payments/(Forfeitures) Under Termination Scenarios beginning on page 61.

In addition, in early 2015, Mr. Merlo agreed to modify all outstanding and future stock options in a manner that makes them more valuable to CVS Health as a retention tool. Specifically under the new terms, Mr. Merlo is eligible for “Approved Early Retirement” at or after attaining age of 60 (instead of age 55) if such retirement is approved in advance by the Committee, and for “Normal Retirement” at or after attaining age of 65 (instead of age 60). Also, Mr. Merlo is required to provide at least 12 months’ advance notice to the Committee of his intent to take Approved Early Retirement or Normal Retirement.

Compliance with IRC 162(m)

IRC 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the three other most highly compensated executive officers at year end, other than the chief financial officer. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

52     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

The Committee considers the deductibility of executive compensation under IRC 162(m), but may authorize certain non-deductible payments in excess of $1 million. As a matter of compensation design, the Board adopted and stockholders approved the 2010 ICP, under which the Committee may grant annual equity awards, stock options and certain other LTI plan awards to senior executives, including the named executive officers. Certain of the awards granted thereunder are intended to qualify as performance-based compensation and therefore not be subject to the $1 million limitation on deductibility. Awards under the EIP, which are earned based on performance relative to predetermined financial and operating targets, are designed with the intention that amounts paid to the named executive officers will qualify as performance-based compensation and therefore be deductible by CVS Health. However, it is possible that payments under the LTI plans and/or the EIP could be non-deductible.

The Committee generally intends to design certain portions of named executive officer compensation that are over $1 million in order to qualify such compensation as performance-based compensation under IRC 162(m). The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its stockholders. Although the Committee generally intends to preserve the tax deduction under IRC 162(m) where possible, the Committee retains discretion to operate the Company’s executive compensation programs in a manner designed to promote varying company goals. As a result, the Committee may from time to time conclude that certain compensation arrangements are in the best interest of CVS Health and its stockholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility. Elements of the executive compensation program that do not comply with the deduction rules of IRC 162(m) include base salaries above $1 million and time-vested RSU awards.

Non-GAAP Financial Measures Used in Compensation Discussion and Analysis

Throughout this Compensation Discussion and Analysis, we refer to various financial measures. The majority of these financial measures are calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, there are some financial measures that management adjusts in order to assess our year-over-year performance. These adjusted financial measures are commonly referred to as “non-GAAP”. An explanation of how we calculate these non-GAAP financial measures is included below.

Adjusted Net Income from Continuing Operations

Adjusted Net Income from continuing operations attributable to CVS Health is defined as income before income tax provision, plus amortization of intangibles, less adjusted income tax provision and earnings allocated to participating securities, plus (minus) net loss (income) attributable to non-controlling interest.

EBIT or Operating Profit

EBIT or Operating Profit is defined as earnings before interest and taxes adjusted for certain items. For the purposes of measuring performance against established targets in any period, when applicable those excluded items comprise certain legal settlements and activity related to newly acquired or divested businesses.

Free Cash Flow

We define free cash flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

RoNA or Return on Net Assets

In calculating RoNA, or return on net assets, we divide four quarter rolling adjusted net income (loss) attributable to CVS Health (less the after-tax impact of the excluded items outlined in the EBIT or Operating Profit description, above) by the most recent eight quarters’ average net assets. Net assets for the purposes of this calculation is defined as current assets plus net fixed assets less accounts payable and accrued expenses, similarly adjusted to exclude, when applicable, certain legal settlements and amounts related to newly acquired or divested businesses.

www.cvshealthannualmeeting.com    53

EXECUTIVE COMPENSATION AND RELATED MATTERS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities during the 2014 fiscal year.

Summary Compensation Table

Name & Principal 2014 Positions (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Larry J. Merlo	2014	1,350,000	–	6,749,996	3,999,998	11,465,052	8,065,273	720,414	32,350,733
President and Chief	2013	1,337,500	–	6,750,048	4,000,002	8,501,412	8,467,509	2,273,691	31,330,162
Executive Officer	2012	1,287,500	–	6,500,004	3,750,001	6,373,092	2,210,254	209,246	20,330,097
David M. Denton	2014	825,000	–	8,928,958	749,997	3,975,043	–	205,582	14,684,580
Executive Vice President	2013	793,750	–	2,125,028	1,375,006	3,430,504	–	1,004,604	8,728,892
and Chief Financial Officer	2012	681,250	–	2,000,016	1,250,000	2,098,511	–	32,302	6,062,079
Helena B. Foulkes	2014	850,000	–	1,249,927	624,992	3,165,044	–	174,119	6,064,082
Executive Vice President
and President –
CVS/pharmacy
Jonathan C. Roberts	2014	900,000	–	1,749,988	874,991	3,915,058	–	246,386	7,686,423
Executive Vice President	2013	900,000	–	1,625,043	875,007	3,037,514	–	1,623,783	8,061,347
and President –	2012	766,667	–	2,025,074	2,141,742	2,835,034	–	94,906	7,863,423
CVS/caremark
Thomas M. Moriarty	2014	670,000	–	1,374,958	749,997	2,412,573	–	208,194	5,415,722
Executive Vice President,
Chief Health Strategy Officer
and General Counsel
(1)	Ms. Foulkes became President – CVS/pharmacy effective January 1, 2014; she was previously Chief Health Care Strategy and Marketing Officer. Mr. Moriarty was given the additional title of Chief Health Strategy Officer in March 2014; he was previously, and remains, Executive Vice President and General Counsel.
(2)	Included in the stock award column is the full grant date fair value of all restricted stock unit awards (“RSUs”) made to the executive in 2014. Also included is the portion of the LTIP award for performance years 2014 – 2016 that would be made in non-transferable shares at the target level of performance at the completion of the performance cycles. The amount of the 2014 – 2016 LTIP award that is payable in cash at the completion of the performance cycles will be reported in the 2017 proxy statement. For 2014, the amounts reported with respect to 2014 RSUs and the LTIP award, respectively, for each of the named executive officers are as follows: for Mr. Merlo, $3,999,996 and $2,750,000; for Mr. Denton, $749,958 and $750,000; for Ms. Foulkes, $624,927 and $625,000; for Mr. Roberts, $874,988 and $875,000; and for Mr. Moriarty, $749,958 and $625,000. For Mr. Denton, the figure also includes $7,429,000 for a supplemental award of 100,000 RSUs granted to him in 2014 and vesting in 2021, in addition to the awards noted above.
(3)	The figures shown are the full fair value on the date of grant. For a discussion of the assumptions and methodologies used to value the stock and option awards, please see the discussion of stock awards and option awards contained in our 2014 Annual Report to Stockholders, Notes to Consolidated Financial Statements at Note 9, “Stock Incentive Plans”.
(4)	The figures shown include amounts earned in 2014 as annual cash incentive awards and the cash portion of the 2012 – 2014 LTIP cycle.
(5)	The amounts reported in this column represent only changes in pension value, as the Company does not pay above-market earnings on deferred compensation. The Company adopted a policy in 2010 stating that it will not offer SERP benefits to new participants. Mr. Merlo is the only executive participant in the SERP. For additional information on the SERP, see “Pension Benefits” beginning on page 59.
(6)	Set forth below is additional information regarding the amounts disclosed in the All Other Compensation column.

54     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

All Other Compensation – 2014

Name & Principal 2014 Positions	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans (b) ($)	Other (c) ($)
Larry J. Merlo	69,687	267,570	383,157
President and
Chief Executive Officer
David M. Denton	15,197	16,900	173,485
Executive Vice President and
Chief Financial Officer
Helena B. Foulkes	23,394	108,271	42,454
Executive Vice President and
President – CVS/pharmacy
Jonathan C. Roberts	23,197	148,123	75,066
Executive Vice President and
President – CVS/caremark
Thomas M. Moriarty	78,507	108,750	20,937
Executive Vice President,
Chief Health Strategy Officer
and General Counsel
(a)	The amounts above reflect the following: for Mr. Merlo, $15,000 for financial planning services, $394 for home security, $46,293 associated with personal use of company aircraft and $8,000 associated with the CVS Health Charity Classic; for Mr. Denton, $15,000 for financial planning services and $197 for home security; for Ms. Foulkes, $15,000 for financial planning services, $394 for home security and $8,000 associated with the CVS Health Charity Classic; for Mr. Roberts, $15,000 for financial planning services, $197 for home security and $8,000 associated with the CVS Health Charity Classic; for Mr. Moriarty, $15,000 for financial planning services and $63,507 associated with housing expenses. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses.
(b)	For 2014, this amount includes Company matching contributions to the CVS Health Future Fund of $13,000 for each of Messrs. Merlo, Denton, Roberts and Moriarty and Ms. Foulkes. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Mr. Merlo $254,570; for Mr. Denton, $3,900; for Ms. Foulkes, $95,271; for Mr. Roberts, $135,123; and for Mr. Moriarty, $95,750.
(c)	This amount includes cash dividend equivalents paid by the Company on unvested RSUs as follows: for Mr. Merlo, $290,016; for Mr. Denton, $173,485; for Ms. Foulkes, $42,454; for Mr. Roberts, $68,657; and for Mr. Moriarty, $20,937. Also includes cash dividend equivalents paid by the Company on deferred RSUs, as noted in the Nonqualified Deferred Compensation table, equal to: for Mr. Merlo, $93,141 and for Mr. Roberts, $6,409.

www.cvshealthannualmeeting.com    55

EXECUTIVE COMPENSATION AND RELATED MATTERS

Grants of Plan-Based Awards

This table reflects awards granted under our annual cash incentive plan for 2014, the 2014 – 2016 LTIP cycle, and the annual equity awards for 2014, which include stock options and RSUs.

Grants of Plan-Based Awards – 2014

				Est. Future Payouts			Est. Future Payouts			All Other	All Other
				Under Non-Equity			Under Equity			Stock	Option		Grant Date
				Incentive Plan Awards			Incentive Plan Awards (1)			Awards:	Awards:	Exercise	Fair
										Number of	Number of	or Base	Value of
										Shares of	Securities	Price of	Stock and
		Date of								Stock or	Underlying	Option	Option
		Committee	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name & Principal 2014 Positions	Award Type	Action	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)
Larry J. Merlo	Stock Options	2/18/2014	4/1/2014								335,697	74.29	3,999,998
President and	Annual RSUs	2/18/2014	4/1/2014							53,843			3,999,996
Chief Executive Officer	Annual Cash			0	2,700,000	6,750,000
	LTIP (14-16)	2/18/2014	2/18/2014	1,100,000	2,750,000	5,500,000	15,642	39,106	78,212				2,750,000
David M. Denton	Stock Options	2/18/2014	4/1/2014								62,943	74.29	749,997
Executive Vice President and	Annual RSUs	2/18/2014	4/1/2014							10,095			749,958
Chief Financial Officer	Supplemental	2/18/2014	4/1/2014							100,000			7,429,000
	Award (RSUs)
	Annual Cash			0	1,237,500	3,300,000
	LTIP (14-16)	2/18/2014	2/18/2014	300,000	750,000	1,500,000	4,266	10,665	21,330				750,000
Helena B. Foulkes	Stock Options	2/18/2014	4/1/2014								52,452	74.29	624,992
Executive Vice President and	Annual RSUs	2/18/2014	4/1/2014							8,412			624,997
President – CVS/pharmacy	Annual Cash			0	1,275,000	3,400,000
	LTIP (14-16)	2/18/2014	2/18/2014	250,000	625,000	1,250,000	3,555	8,887	17,774				625,000
Jonathan C. Roberts	Stock Options	2/18/2014	4/1/2014								73,433	74.29	874,991
Executive Vice President and	Annual RSUs	2/18/2014	4/1/2014							11,778			874,988
President – CVS/caremark	Annual Cash			0	1,350,000	3,600,000
	LTIP (14-16)	2/18/2014	2/18/2014	350,000	875,000	1,750,000	4,977	12,443	24,886				875,000
Thomas M. Moriarty	Stock Options	2/18/2014	4/1/2014								62,943	74.29	749,997
Executive Vice President, Chief	Annual RSUs	2/18/2014	4/1/2014							10,095			749,958
Health Strategy Officer and	Annual Cash			0	837,500	2,010,000
General Counsel	LTIP (14-16)	2/18/2014	2/18/2014	250,000	625,000	1,250,000	3,555	8,887	17,774				625,000
(1)	Share numbers determined based on the closing price of our stock on the applicable grant date.

The stock option awards shown above vest in equal installments on the first, second, third and fourth anniversaries of the date of grant and expire in seven years from the date of grant. As described above, our policy is to establish the exercise price for stock options as the closing price of our common stock on the grant date. Annual RSU grants typically vest in increments of 50% on the third anniversary of the grant and 50% on the fifth anniversary of the grant. Mr. Denton’s supplemental RSUs vest 100% on the seventh anniversary of the grant.

If earned, a portion of the 2014 – 2016 LTIP cycle awards will be reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the relevant year in which payment may be made.

56     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Outstanding Equity Awards at Fiscal Year-End

This table reflects stock option and RSU awards granted to our named executive officers under our 1997 and 2010 ICPs that were outstanding as of December 31, 2014.

Outstanding Equity Awards at 2014 Year-End

	Stock Option Awards						Stock Awards
Name & Principal 2014 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Larry J. Merlo	4/1/2008	144,144	–	(2)	41.17	4/1/2015	4/1/2010	20,702	(5)	1,993,810
President and	4/1/2009	92,786	–	(2)	28.10	4/1/2016	4/1/2011	32,180	(5)	3,099,256
Chief Executive Officer	4/1/2010	152,988	–	(2)	36.23	4/1/2017	4/2/2012	83,204	(6)	8,013,377
	4/1/2011	180,862	60,288	(3)	34.96	4/1/2018	4/1/2013	73,355	(6)	7,064,820
	4/2/2012	166,368	166,368	(3)	45.07	4/2/2019	4/1/2014	53,843	(6)	5,185,619
	4/1/2013	78,678	236,035	(3)	54.53	4/1/2020	3/6/2013				52,661	(9)	5,071,781
	4/1/2014	–	335,697	(3)	74.29	4/1/2021	2/18/2014				39,106	(9)	3,766,299
David M. Denton	3/5/2008	12,420	–	(4)	40.28	3/5/2018	4/1/2010	4,313	(7)	415,385
Executive Vice President and	4/1/2010	95,618	–	(2)	36.23	4/1/2017	4/1/2011	14,303	(5)	1,377,522
Chief Financial Officer	4/1/2011	80,383	26,795	(3)	34.96	4/1/2018	4/2/2012	27,735	(6)	2,671,158
	4/2/2012	55,456	55,456	(3)	45.07	4/2/2019	4/1/2013	25,216	(6)	2,428,553
	4/1/2013	27,045	81,138	(3)	54.53	4/1/2020	4/1/2014	10,095	(6)	972,249
	4/1/2014		62,943	(3)	74.29	4/1/2021	4/1/2014	100,000	(8)	9,631,000
							3/6/2013				14,362	(9)	1,383,204
							2/18/2014				10,665	(9)	1,027,146
Helena B. Foulkes	4/1/2011	–	12,058	(3)	34.96	4/1/2018	4/1/2009	2,670	(7)	257,148
Executive Vice President and	4/1/2011	–	28,607	(4)	34.96	4/1/2021	4/1/2010	2,416	(7)	232,685
President – CVS/pharmacy	4/2/2012	–	19,965	(3)	45.07	4/2/2019	4/1/2011	4,533	(5)	436,573
	4/1/2013	9,835	29,505	(3)	54.53	4/1/2020	4/1/2011	6,436	(5)	619,851
	4/1/2014	–	52,452	(3)	74.29	4/1/2021	4/2/2012	9,985	(6)	961,655
							4/1/2013	9,170	(6)	883,163
							4/1/2014	8,412	(6)	810,160
							3/6/2013				7,659	(9)	737,638
							2/18/2014				8,887	(9)	855,907

www.cvshealthannualmeeting.com     57

EXECUTIVE COMPENSATION AND RELATED MATTERS

	Stock Option Awards						Stock Awards
Name & Principal 2014 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Jonathan C. Roberts	4/1/2008	86,487	–	(2)	41.17	4/1/2015	4/1/2010	2,761	(5)	265,912
Executive Vice President and	4/1/2010	61,196	–	(2)	36.23	4/1/2017	4/1/2011	11,442	(5)	1,101,979
President – CVS/caremark
	4/1/2011	64,307	21,436	(3)	34.96	4/1/2018	4/2/2012	19,415	(6)	1,869,859
	4/2/2012	38,819	38,820	(3)	45.07	4/2/2019	9/4/2012	11,259	(5)	1,084,354
	9/4/2012	–	108,870	(4)	45.93	9/4/2022	4/1/2013	16,047	(6)	1,545,487
	4/1/2013	17,211	51,633	(3)	54.53	4/1/2020	4/1/2014	11,778	(6)	1,134,339
	4/1/2014	–	73,433	(3)	74.29	4/1/2021	3/6/2013				14,362	(9)	1,383,204
							2/18/2014				12,443	(9)	1,198,385
Thomas M. Moriarty	10/1/2012	–	61,640	(4)	48.67	10/1/2022	10/1/2012	6,375	(5)	613,976
Executive Vice President	4/1/2013	12,293	36,881	(3)	54.53	4/1/2020	4/1/2013	11,462	(6)	1,103,905
Chief Health Strategy Officer and	4/1/2014	–	62,943	(3)	74.29	4/1/2021	4/1/2014	10,095	(6)	972,249
General Counsel							3/6/2013				11,968	(9)	1,152,638
							2/18/2014				8,887	(9)	855,907
(1)	The value of the RSUs is based on $96.31, which was the closing price of our stock on December 31, 2014, the last trading day of our fiscal year.
(2)	The stock options vest in one-third increments on each of the first, second and third anniversaries of the date of grant.
(3)	The stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the date of grant.
(4)	The stock options vest in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant and expire ten years from the date of grant.
(5)	RSUs vest on the fifth anniversary of the date of grant.
(6)	RSUs vest in increments of 50% on the third anniversary of the grant date and on the fifth anniversary of the grant date.
(7)	RSUs vest on the executive’s 55th birthday.
(8)	RSUs vest on the seventh anniversary of the date of grant.
(9)	Represents non-transferable shares to be delivered to each of the executives for outstanding LTIP performance cycles in effect for 2013-2015 cycle and 2014-2016 cycle, assuming in each case that the target level of performance will be achieved.

58     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2014 concerning options exercised and the vesting of previously granted RSUs and non-transferable shares for each of the executive officers specified in the table. The value of the shares acquired upon exercise of the options and the shares represented by the vesting of RSUs is based on the closing price of our stock on the date of exercise and the date of vesting, respectively.

Option Exercises and Stock Vested – 2014

	Option Awards		Stock Awards
Name & Principal 2014 Positions	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Larry J. Merlo President and Chief Executive Officer	228,875	8,904,220	121,500	10,984,076
David M. Denton Executive Vice President and Chief Financial Officer	89,102	3,741,983	32,353	2,937,453
Helena B. Foulkes Executive Vice President and President – CVS/pharmacy	46,325	2,258,228	16,063	1,478,087
Jonathan C. Roberts Executive Vice President and President – CVS/caremark	162,192	6,514,141	31,312	2,788,918
Thomas M. Moriarty Executive Vice President, Chief Health Strategy Officer and General Counsel	–	–	9,025	937,427

(1)	Includes RSUs vested and deferred during 2014: for Mr. Merlo, 55,312; for Ms. Foulkes, 6,436, and for Mr. Roberts, 11,442.
(2)	Includes the value of RSUs vested and deferred during 2014 as of respective deferral dates also shown in the Nonqualified Deferred Compensation Table: for Mr. Merlo, $4,109,128; for Ms. Foulkes, $478,130, for Mr. Roberts, $850,026.

Pension Benefits

We maintain an unfunded supplemental retirement plan (the “SERP”), which is designed to supplement the retirement benefits of select executives in lieu of a qualified defined benefit plan. The SERP is a legacy plan in which participation has decreased over the years as participants have retired, and the Company has not provided SERP benefits to new participants since 2010. Mr. Merlo is the only active executive officer participating in the SERP.

Under the SERP’s benefit formula, participants (including Mr. Merlo and certain retired executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by our qualified plans, Social Security or other retirement benefits. Final compensation for purposes of the SERP benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The estimated credited years of benefit service for Mr. Merlo as of the measurement date of December 31, 2014 was 30 years (Mr. Merlo’s years of service are capped at 30, in accordance with the terms of the SERP). Benefits under the SERP formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. Mr. Merlo has made an election to receive his entire benefit payable on account of termination of employment in the form of a lump sum.

No benefits are payable to an eligible executive until he terminates employment. As of the measurement date, Mr. Merlo was eligible for an immediate benefit.

As Mr. Merlo has reached the maximum amount of service under the plan based on his more than 30 years with the Company, his benefit increases are primarily as a result of performance-based bonuses. In addition, because the plan is a defined benefit plan, it is subject to certain actuarial variations including discount rates and mortality table assumptions. This means if interest rates increase, Mr. Merlo’s benefit will decrease and if interest rates decrease, Mr. Merlo’s benefit will increase.

Each year, as part of the administration of our benefit plans, we review the actuarial assumptions used to calculate our pension liability. CVS Health estimates a long-term rate to calculate the value of Mr. Merlo’s SERP for purposes of this exercise. Given the low interest-rate environment over past several years, we lowered the long-term discount rate assumption from 3.5% to 2.5% during 2014. As discussed above, this resulted in an increase in Mr. Merlo’s estimated benefit; $3.7 million of the $8.1 million increase in the estimated lump-sum value of Mr. Merlo’s pension benefit reflected in the 2014 Summary Compensation Table is due to the effect of the lower assumed interest rate, with the remaining amount ($4.4 million) due to performance-based bonuses. Any pension benefit paid as a lump sum upon the eventual retirement of Mr. Merlo will be determined by the applicable interest rate at the time of separation.

www.cvshealthannualmeeting.com    59

EXECUTIVE COMPENSATION AND RELATED MATTERS

The accumulated value in the Pension Benefits Table and Summary Compensation Table is based on the benefit accrued as of the measurement date payable as a lump sum commencing on the earliest unreduced retirement age (55) using assumptions which include a 2.50% discount rate as of December 31, 2014. Mr. Merlo is fully vested in his accrued benefit. For further information regarding pension assumptions, please see the Notes to the Consolidated Financial Statements in our Annual Report to Stockholders for the fiscal year ended December 31, 2014.

Pension Benefits – 2014

Name & Principal 2014 Positions	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry J. Merlo President and Chief Executive Officer	SERP	30	38,325,305	–
David M. Denton Executive Vice President and Chief Financial Officer	N/A	–	–	–
Helena B. Foulkes Executive Vice President and President – CVS/pharmacy	N/A	–	–	–
Jonathan C. Roberts Executive Vice President and President – CVS/caremark	N/A	–	–	–
Thomas M. Moriarty Executive Vice President, Chief Health Strategy Officer and General Counsel	N/A	–	–	–

Nonqualified Deferred Compensation

Executive officers and selected members of senior management may participate in the CVS Health Deferred Compensation Plan (the “DCP”) and the CVS Health Deferred Stock Plan (the “DSP”). The DCP allows participants to defer payment of a portion of their salary and all or a portion of their annual cash incentive (and in the case of executive officers, all or a portion of any LTI plan cash award) to facilitate their personal retirement or financial planning. For participants in the DCP, we provide a maximum match of up to 5% of the salary and annual cash incentive deferred, plus an additional match for matching contributions only on amounts that cannot be deferred into qualified 401(k) plans due to IRS plan limits.

The investment crediting options for the DCP mirror those offered for the CVS Health Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred amounts or earnings on deferred amounts.

Executive officers and selected members of management are eligible to participate in the DSP, in which they may elect to defer settlement of RSUs beyond the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. Messrs. Merlo and Roberts deferred portions of their equity-based compensation in the DSP. Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively.

60     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

Nonqualified Deferred Compensation – 2014

Name & Principal 2014 Positions	Type	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)(6)
Larry J. Merlo	Cash	267,570	254,570	216,182	–	3,782,816
President and Chief Executive Officer	Stock	8,609,116	–	22,611,187	93,141	84,844,937
David M. Denton	Cash	–	3,900	184	86,384	3,900
Executive Vice President and	Stock	–	–	–	–	–
Chief Financial Officer
Helena B. Foulkes	Cash	298,280	95,271	41,645	–	1,332,743
Executive Vice President and	Stock	1,278,091	–	662,821	–	2,508,114
President – CVS/pharmacy
Jonathan C. Roberts	Cash	588,761	135,123	122,864	–	2,382,955
Executive Vice President and	Stock	2,149,962	–	1,822,178	6,409	6,868,854
President – CVS/caremark
Thomas M. Moriarty	Cash	1,505,000	95,750	169,169	–	2,152,862
Executive Vice President, Chief Health	Stock	–	–	–	–	–
Strategy Officer and General Counsel
(1)	The cash contributions include amounts shown for 2014 in the Salary column of the Summary Compensation Table as follows: for Mr. Merlo, $67,500; for Ms. Foulkes, $42,500; and for Mr. Roberts, $90,000. All other amounts represent non-equity incentive compensation deferred during 2014. The stock contributions for Messrs. Merlo and Roberts and Ms. Foulkes represent deferred settlement under the DSP of RSUs granted in prior years that vested in 2014.
(2)	All amounts shown are also disclosed in the Summary Compensation Table under All Other Compensation and reflect amounts credited and/or earned in 2014.
(3)	All earnings shown on the Stock line are attributable to dividend equivalents credited as additional deferred RSUs and an increase in our common stock price.
(4)	All amounts distributed from the DSP include cash dividend equivalent payments.
(5)	The following amounts included in this column have been previously reported in the Summary Compensation Tables of our annual proxy statement since 2007:

	Cash	Stock
Mr. Merlo	$2,168,283	$13,586,299
Mr. Denton	17,025	–
Ms. Foulkes	–	–
Mr. Roberts	623,655	–
Mr. Moriarty	–	–

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each named executive officer under various termination scenarios, assuming (1) that the termination occurred on December 31, 2014 and (2) that amounts that have been paid or are payable in all events, such as the non-equity incentive amounts earned with respect to fiscal year 2014 and disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 54, the amounts payable under the pension plans discussed beginning on page 59, and the amounts in the nonqualified deferred compensation plans discussed beginning on page 60, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2014.

With respect to the tables below:

●	Messrs. Denton and Moriarty and Ms. Foulkes were not eligible for retirement benefits as of December 31, 2014.
●

The amounts paid as base salary upon voluntary termination for Mr. Merlo reflects the Company’s option to continue to pay 50% of his salary for 18 months in consideration for compliance with a non-competition provision.

●

The option value is determined by multiplying the number of unvested options outstanding as of December 31, 2014 by the difference between the exercise price and $96.31, the closing price on December 31, 2014, the last trading day of the Company’s fiscal year. Generally, the grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:

●	In the case of termination due to death, during the one-year period following termination;
●	In the case of constructive termination without cause prior to a change in control of the Company (a “CIC”), during the severance period;
●	In the case of constructive termination without cause after a CIC, during the remainder of the option term; and
●	In the cases of termination for cause or voluntary termination, generally there is no post-termination exercise period.

www.cvshealthannualmeeting.com     61

EXECUTIVE COMPENSATION AND RELATED MATTERS

●	The value of the RSUs is determined by multiplying the number of RSUs as of December 31, 2014 by the closing price on that date, $96.31, which was the last trading day of our fiscal year.
●	Upon a CIC and subsequent termination of employment, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs.
●

The value of LTIP cycles assumes pro-rated payments are made for the outstanding 2013 – 2015 LTIP cycle (two-thirds) and 2014 – 2016 LTIP cycle (one-third); all outstanding performance cycles are assumed to be achieved at target and the value of payments are made at target.

In the event of his covered termination prior to a CIC, Mr. Merlo would receive a cash severance payment equal to two times the sum of his annual base salary and his then-current annual cash incentive at target. In the event of a covered termination following a CIC, Mr. Merlo would receive a cash severance payment equal to three times the sum of his annual base salary and his then-current annual cash incentive at target, but under his amended employment contract such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Mr. Merlo a better after-tax result. Early retirement is defined in Mr. Merlo’s Employment Agreement and in his various stock option and RSU agreements. See Agreements with Executive Officers on page 52 for additional information.

Larry J. Merlo President and Chief Executive Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Approved Early Retirement ($)
Cash Severance Value
Base Salary	–	–	1,012,500	2,700,000	4,050,000	–
Bonus	–	–	–	5,400,000	8,100,000	–
Immediate Vesting of Equity
Value of Options	29,476,955	(29,476,955)	(29,476,955)	29,476,955	29,476,955	29,476,955
Value of RSUs	25,356,882	(25,356,882)	(25,356,882)	25,356,882	25,356,882	15,303,370
Value of LTIP Cycles	5,500,000	(5,500,000)	(5,500,000)	5,500,000	11,000,000	5,500,000
Benefits and Other
Health Insurance	–	–	–	32,761	49,142	–
SERP	–	–	–	–	–	–
Excise Tax Gross-Up	–	–	–	–	–	–
Total	60,333,837	(60,333,837)	(59,321,337)	68,466,598	78,032,979	50,280,325

With respect to each of the remaining named executive officers, in the event of his or her termination prior to a CIC, the named executive officer is eligible for severance payments, provided that he or she executes a separation agreement with CVS Health that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customer and employees. In the event the named executive officer is terminated by the Company without cause prior to a CIC, he or she is eligible to receive 18 months of base salary as severance, paid in equal monthly installments, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Each of the remaining named executive officers has entered into a CIC Agreement with CVS Health that specifies payments that would be made to him or her in the event of a CIC. In the event of a covered termination, the named executive officer would receive a cash severance payment equal to one and one-half times the sum of annual base salary and then-current annual cash incentive at target, but under the amended CIC Agreement such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give the named executive officer a better after-tax result. Tables for each of the remaining named executive officers are set forth below.

62     CVS Health Notice of Annual Meeting of Stockholders

EXECUTIVE COMPENSATION AND RELATED MATTERS

David M. Denton Executive Vice President and Chief Financial Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	–	–	–	1,237,500	1,237,500
Bonus	–	–	–	–	1,856,250
Immediate Vesting of Equity
Value of Options	9,261,389	(9,261,389)	(9,261,389)	7,449,705	9,261,389
Value of RSUs	17,495,867	(17,495,867)	(17,495,867)	3,927,377	17,495,867
Value of LTIP Cycles	1,500,000	(1,500,000)	(1,500,000)	1,500,000	3,000,000
Benefits and Other
Health Insurance	–	–	–	29,078	29,078
SERP	–	–	–	–	–
Excise Tax Gross-Up	–	–	–	–	–
Total	28,257,256	(28,257,256)	(28,257,256)	14,143,660	32,880,084

Helena B. Foulkes Executive Vice President and President – CVS/pharmacy	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	–	–	–	1,275,000	1,275,000
Bonus	–	–	–	–	1,912,500
Immediate Vesting of Equity
Value of Options	5,905,516	(5,905,516)	(5,905,516)	4,921,223	5,905,516
Value of RSUs	4,201,235	(4,201,235)	(4,201,235)	1,978,833	4,201,235
Value of LTIP Cycles	950,000	(950,000)	(950,000)	950,000	2,050,000
Benefits and Other
Health Insurance	–	–	–	23,842	23,842
SERP	–	–	–	–	–
Excise Tax Gross-Up	–	–	–	–	–
Total	11,056,751	(11,056,751)	(11,056,751)	9,148,898	15,368,093

www.cvshealthannualmeeting.com    63

EXECUTIVE COMPENSATION AND RELATED MATTERS

Jonathan C. Roberts Executive Vice President and President – CVS/caremark	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	–	–	–	1,350,000	1,350,000
Bonus	–	–	–	–	2,025,000
Immediate Vesting of Equity
Value of Options	12,563,327	(12,563,327)	(12,563,327)	7,368,082	12,563,327
Value of RSUs	7,001,930	(7,001,930)	(7,001,930)	3,075,564	7,001,930
Value of LTIP Cycles	1,583,333	(1,583,333)	(1,583,333)	1,583,333	3,250,000
Benefits and Other
Health Insurance	–	–	–	29,007	29,007
SERP	–	–	–	–	–
Excise Tax Gross-Up	–	–	–	–	–
Total	21,148,590	(21,148,590)	(21,148,590)	13,405,986	26,219,264

Thomas M. Moriarty Executive Vice President, Chief Health Strategy Officer and General Counsel	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	–	–	–	1,005,000	1,005,000
Bonus	–	–	–	–	1,256,250
Immediate Vesting of Equity
Value of Options	5,863,423	(5,863,423)	(5,863,423)	2,694,452	5,863,423
Value of RSUs	2,690,131	(2,690,131)	(2,690,131)	551,953	2,690,131
Value of LTIP Cycles	1,250,000	(1,250,000)	(1,250,000)	1,250,000	2,500,000
Benefits and Other
Health Insurance	–	–	–	23,579	23,579
SERP	–	–	–	–	–
Excise Tax Gross-Up	–	–	–	–	–
Total	9,803,554	(9,803,554)	(9,803,554)	5,524,984	13,338,383

64   CVS Health Notice of Annual Meeting of Stockholders

ITEM 5: STOCKHOLDER PROPOSAL REGARDING CONGRUENCY OF CORPORATE VALUES AND POLITICAL CONTRIBUTIONS

On or about November 26, 2014, the Company received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, MA 02130, beneficial owner of 447 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “NorthStar Proposal”) in this proxy statement as they were submitted to us:

Alignment between Corporate Values and Political Contributions

Whereas:
The Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” which resulted in greater public and shareholder scrutiny;

Political contributions made by the company include inconsistencies between donations and corporate values. For instance, CVS’s Environmental Commitment Statement declares that “we are committed to… reducing our environmental and climate-related impacts; and contributing to the long-term sustainability of our business.” Yet since 2009, CVS EPAC designated over 30% of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 and for deregulating greenhouse gases;

CVS has an equal employment opportunity policy which states that “our continued success depends on the full participation of all qualified persons regardless of age, gender, gender identity or expression, marital status, sexual orientation…” Yet since 2009, CVS EPAC designated more than 38% of its contributions to politicians voting against hate crimes legislation and the repeal of Don’t Ask Don’t Tell, and sponsoring the Federal Marriage Amendment Act, which would eliminate equal marriage rights across the nation;

Additionally, CVS paid $187,500 in dues used for political activities or advocacy to the U.S. Chamber of Commerce, a group from which other corporations have distanced themselves due to its climate policies, raising shareholder concerns about the Company’s commitment to the environment;

Through contributions to the U.S. Chamber of Commerce, CVS inadvertently supports the Institute for Legal Reform, which has ties to the American Legislative Exchange Council (ALEC). ALEC introduced and advocated for controversial and potentially discriminatory “Stand Your Ground” laws, which are being investigated for racial bias.

Resolved: Shareholders request that the Board of Directors report to shareholders annually at reasonable expense, excluding confidential information, a congruency analysis between corporate values as defined by CVS’s stated policies (including our Environmental Commitment Statement and our employment policy on Equal Opportunity) and Company and CVS EPAC political and electioneering contributions, including a list of any such contributions occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions.

Supporting Statement: Proponents recommend that Company management develop coherent criteria for determining congruency, such as identifying legislative initiatives that are considered most germane to core company values, and that the report include management’s analysis of risks to our company’s brand, reputation, or shareholder value, as well as acts of stewardship by the Company to inform funds recipients’ of company values, and the recipients’ divergence from those values, at the time contributions are made. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

Statement of the Board Recommending a Vote AGAINST the NorthStar Proposal

CVS Health is committed to supporting the development of sound public policy in health care. To address legislation that has a direct impact on the Company and to ensure that the interests of our business, customers and stockholders are fairly represented at all levels of government, we support candidates that we believe could help to address our focus on enhancing access to care, lowering overall health care costs, and improving health outcomes for patients.

We do not expect candidates who receive contributions from our employee political action committee or our Company to agree at all times with our positions on policy issues. When selecting candidates for funding, priority is given to candidates’ views on issues that concern the businesses of CVS Health. We work with federal and state policymakers to ensure that people get the right care, at the right time and in the right setting, reflecting our Company’s purpose of helping people on their path to better health.

www.cvshealthannualmeeting.com     65

ITEM 5: STOCKHOLDER PROPOSAL REGARDING CONGRUENCY OF CORPORATE VALUES AND POLITICAL CONTRIBUTIONS

The Board believes that adopting the policy recommended by this proposal would restrict the ability of the Company to make political contributions in support of those whose policy positions are supportive of the legitimate business interests of the Company and its stockholders, and that the report requested by the proponent would require significant resources that could otherwise be spent on business needs.

Furthermore, the Board believes it is in the best interests of the Company and its stockholders to continue to participate in a transparent manner in the political process pursuant to its current policies and procedures. CVS Health publishes an annual report on its website of the political contributions it makes, along with the public policy principles that outline the Company’s priorities for participating in the public policy sphere. Disclosure regarding the company’s political contributions, including the policies and procedures governing those contributions, along with an annual report regarding its political contributions, can be found at http://www.cvshealth.com/about-us/corporate-responsibility/political-activities-contributions.

In sum, the Board believes that the current policies and disclosure are appropriate and effective for ensuring transparency while preserving the Company’s ability to contribute to shaping public policy in a manner that benefits the interests of the Company, its customers and its stockholders. Adoption of the NorthStar Proposal would disadvantage the Company from a competitive standpoint, and would potentially impact our ability to deliver maximum value to our stockholders.

The Board unanimously recommends a vote AGAINST the NorthStar Proposal.

66   CVS Health Notice of Annual Meeting of Stockholders

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Health is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders (or at any adjournment of the meeting; the “Meeting” or “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the Meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 27, 2015 to all stockholders entitled to vote. CVS Health’s 2014 Annual Report, which includes our financial statements, is being sent with this proxy statement.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

Date:	May 7, 2015
Time:	9:00 a.m. Eastern Time
Place:	CVS Health Customer Support Center
(Company Headquarters)
One CVS Drive
Woonsocket, Rhode Island 02895

Stockholders must present a form of personal photo identification in order to be admitted to the Meeting. No cell phones, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Health common stock at the close of business on the record date, which is March 12, 2015. As of the record date, there were 1,135,266,201 shares of common stock outstanding. Each share of CVS Health common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies (the “ESOP”). Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions. The results of the voting will be held in strict confidence by the Trustee. Please note that the cut-off date by which participants of the ESOP must submit their vote to the tabulator in order to be counted is 12:00 p.m. Eastern Time on May 5, 2015.

Types of Ownership of Our Stock

If your shares are registered in your name with CVS Health’s transfer agent, Wells Fargo Bank, N.A., you are the “stockholder of record” of those shares. This proxy statement and any accompanying materials have been provided directly to you by CVS Health.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record (the “nominee”). As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction card provided by your nominee or by following the nominee’s instructions for voting by telephone or on the Internet.

Voting

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Stockholders of record may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If you are a beneficial owner, you will receive instructions from your nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

●“FOR” the election of all 11 nominees for director (as described beginning on page 11);
●“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 (as described on page 32);
●“FOR” approval on an advisory basis of our executive compensation as disclosed in this proxy statement (as described beginning on page 33);

www.cvshealthannualmeeting.com     67

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

●“FOR” approval of the performance criteria in our 2010 Incentive Compensation Plan (as described beginning on page 35); and
●“AGAINST” the stockholder proposal to be presented (as described beginning on page 65).

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Meeting other than the agenda items referred to in this proxy statement.

Revoking your proxy card

If you are a stockholder of record, you may revoke your proxy card by:

●sending in another signed proxy card with a later date;
●providing subsequent telephone or Internet voting instructions;
●notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or
●voting in person at the Annual Meeting. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your nominee.

Voting in person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 12, 2015, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the Annual Meeting to vote.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, e-mail or in person. We have hired Georgeson, Inc., 1290 Avenue of the Americas, New York, NY 10104, for a fee of $20,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive, conserves natural resources and reduces mailing and printing expenses for the Company. Nominees with accountholders who are stockholders may be householding our proxy materials. As indicated in the notice previously provided by these nominees to our stockholders, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your nominee so that separate copies may be delivered to you. Beneficial owners who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their nominee. Stockholders of record who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact our transfer agent, Wells Fargo Shareowner Services, by writing to P.O. Box 64874, St. Paul, MN 55164-0874; by calling toll-free, 877-287-7526; or by e-mailing to stocktransfer@wellsfargo.com.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

68   CVS Health Notice of Annual Meeting of Stockholders

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Vote Necessary to Approve Proposals
●Item 1, election of directors. Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.
●A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election and will have no effect.
●All other items. For Items 2, 3, 4 and 5, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.
●Broker voting. Under NYSE rules, if the record holder of your shares (usually a nominee) holds your shares in its name, your nominee is permitted to vote your shares on Item 2, Ratification of Auditors, in its discretion, even if it does not receive voting instructions from you. On all other Items, your nominee is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes.

www.cvshealthannualmeeting.com    69

STOCKHOLDER PROPOSALS AND OTHER BUSINESS FOR OUR ANNUAL MEETING IN 2016

If you want to submit a proposal for possible inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders, you must ensure your proposal is received by us on or before November 28, 2015 and is otherwise in compliance with the requirements of SEC rules.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice must be addressed to our Corporate Secretary and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting, which would be between January 8 and February 7, 2016. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (1) the name and address, as they appear in our books, of the stockholder giving the notice, (2) the class and number of shares that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock), (3) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (4) any material interest of the stockholder in such business. See “Corporate Governance and Related Matters – Director Nominations” for a description of the information required for director nominations.

OTHER MATTERS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his best judgment.

March 27, 2015

70    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A: 2010 INCENTIVE COMPENSATION PLAN OF CVS HEALTH CORPORATION

1. Purpose. The purpose of this 2010 Incentive Compensation Plan (the “Plan”) is to assist CVS Health Corporation, a Delaware corporation (the “Corporation”), and its subsidiaries in attracting, retaining and rewarding high-quality executives, employees, and other persons who provide services to the Corporation and/or its subsidiaries, to enable such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation’s stockholders and to provide such persons with short- and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for maximum tax deductibility under Code Section 162(m) (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Corporation. The Plan, initially adopted as of May 12, 2010, is amended by the Board effective as of January 15, 2013 to read as follows.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 9(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(b) “Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Deferred Stock, Stock granted as a bonus or in lieu of another award, Stock awarded to a director pursuant to Section 8, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Corporation’s Board of Directors.

(f) “Change in Control” means Change in Control as defined with related terms in Section 10 of the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h) “Committee” means a committee of two or more directors designated by the Board to administer the Plan.

(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 9(e) of the Plan.

(j) “Deferred Stock” means a right, granted to a Participant under Section 6(f) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(k) “Dividend Equivalent” means a right, granted to a Participant under Section 6(h), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means May 12, 2010.

(m) “Eligible Person” means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including such persons who may also be directors of the Corporation, and any Eligible Director. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

www.cvshealthannualmeeting.com    A-1

EXHIBIT A

(n) “Eligible Director” means a director of the Corporation who at the relevant time is not, and for the preceding twelve (12) months was not, an employee of the Corporation or its subsidiaries.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(p) “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(q) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price of a share of Stock, as quoted on the composite transactions table on the New York Stock Exchange, on the date on which the determination of fair market value is being made.

(r) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto; provided, however, that only an Eligible Person who is an employee within the meaning of Code Section 422 and the regulations thereunder shall be eligible to receive an ISO.

(s) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(u) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a right, granted to a Participant under Section 9 hereof, to receive Awards based upon performance criteria specified by the Committee.

(w) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(x) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(y) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” shall mean a contractual right granted under Section 6(d) that represents a right to receive the value of a share of Stock upon the terms and conditions set forth in the Plan and the applicable Award agreement.

(aa) “Rule 16b-3” means Rule 16b-3, as in effect from time to time and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(bb) “Stock” means the Corporation’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c) hereof.

(cc) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

(dd) “Substitute Award” means an Award granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or with which the Corporation combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board”. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be

A-2    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, transferees under Section 11(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the extent permitted by applicable law, the Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to rely or act upon in good faith any report or other information furnished to him or her by any executive officer, other officer or employee of the Corporation or a subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be seventy-four million (74,000,000); provided, however, that the total number of shares of Stock with respect to which ISOs may be granted shall not exceed eight (8) million. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of Awards or relating to then-outstanding Awards. Notwithstanding the foregoing, Awards settleable only in cash shall not reduce the number of shares of Stock available under the Plan and Stock issued for Substitute Awards shall not count against the limits of Section 4(a). The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than three (3) million shares of Stock, subject to adjustment as provided in Section 11(c), under each of Sections 6(b) through 6(h), 9(b) and 9(c). In addition, the maximum cash amount that may be earned under the Plan as a final Annual Incentive Award or other cash annual Award in respect of any fiscal year by any one Participant shall be ten million dollars ($10,000,000), and the maximum cash amount that may be earned under the Plan as a final Performance Award or other cash Award in respect of a performance period other than an annual period by any one Participant on an annualized basis shall be five million dollars ($5,000,000).

www.cvshealthannualmeeting.com    A-3

EXHIBIT A

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6, and with respect to directors of the Corporation, in Section 8. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment of the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option except as provided under the first sentence of Section 7(a) hereof.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Corporation or any subsidiary, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in such disqualification.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock and Restricted Stock Units. The Committee is authorized to grant Restricted Stock or Restricted Stock Units to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the

A-4    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

Participant. Restricted Stock Units may be settled in Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock and Restricted Stock Units that are at that time subject to restrictions shall be forfeited, provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock and Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock and Restricted Stock Units.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. The Committee shall determine and specify in the Restricted Stock Unit Agreement the effect, if any, of dividends paid on Stock during the period such Award is outstanding.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the

www.cvshealthannualmeeting.com    A-5

EXHIBIT A

amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Corporation in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. Except with respect to Options and SARs, the Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted at any time, either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any subsidiary, or any business entity to be acquired by the Corporation or a subsidiary, or any other right of a Participant to receive payment from the Corporation or any subsidiary, but if an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Corporation or any subsidiary, in which the value of Stock subject to the Award (for example, Deferred Stock or Restricted Stock) is equivalent in value to the cash compensation, provided, however, that any such Award that is an Option shall have an exercise price that is at least one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing language of this Section 7(a), no outstanding Option or SAR may be amended to decrease the exercise price except in accordance with Section 11(c) and no outstanding Option or SAR may be surrendered in exchange for another Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten (10) years (or such shorter term as may be required in respect of an ISO under Code Section 422).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan, including but not limited to Section 11(l), and any applicable Award agreement, (i) payments to be made by the Corporation or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, (ii) the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control), (iii) installment or deferred payments may be required by the Committee (subject to Section 11(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee, and (iv) payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

A-6    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

(d) Exemptions from Section 16(b) Liability. It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and the Corporation shall have the additional rights set forth in Section 7(e)(iv) below, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan including the following conditions:

(i) While employed by the Corporation or one of its subsidiaries, a Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Corporation or other senior officer designated by the Committee, is or becomes competitive with the Corporation.

(ii) A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant either during or after employment with the Corporation.

(iii) A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

(iv) (A) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of this Section 7(e) prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

(B) To the extent determined by the Committee, all Awards shall be subject to the terms and conditions of the Corporation’s recoupment policy as it exists from time to time.

(f) Limitation of Vesting of Certain Awards. Notwithstanding anything in this Plan to the contrary, Restricted Stock, Restricted Stock Units, Deferred Stock, and Other Stock-Based Awards, as described in Section 6(d), 6(e) and 6(h) of the Plan, respectively, granted to employees generally will vest over a minimum period of three (3) years, except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances and (i) Restricted Stock, Restricted Stock Units, Deferred Stock, and Other Stock–Based Awards as to which either the grant or the vesting is based on the achievement of one or more performance conditions generally will vest over a minimum period of one (1) year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances, and (ii) up to five percent (5%) of the shares of Stock authorized under the Plan may be granted as Restricted Stock, Restricted Stock Units, Deferred Stock, or Other Stock-Based Awards without any minimum vesting requirements. For purposes of this Section 7(f), vesting over a three (3)-year period or one (1)-year period will include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

8. Special Rules for Directors.

(a) Awards. Eligible Directors may receive Awards, including without limitation Awards in respect of their annual retainer and any additional retainers for chairing a committee of the board or serving as lead independent director.

www.cvshealthannualmeeting.com    A-7

EXHIBIT A

(b) Deferral of Shares by Directors. Each Eligible Director may elect to defer the receipt of shares otherwise currently payable to such Eligible Director under Section 8(a) of this Plan until such Eligible Director terminates service as a director or such other date or event as permitted under rules established by the Board and uniformly applied. In that event, such Eligible Director shall be granted an award of share credits equal to the number of shares of Stock elected to be deferred, including fractional share credits to not less than three decimal places.

(c) Settlement. As soon as practicable after an Eligible Director has ceased being a Director of the Corporation or such other date or event elected by an Eligible Director under Section 8(b), all awards shall be paid to the Eligible Director or, in the case of the death of the Eligible Director, the Eligible Director’s designated beneficiary or beneficiaries, or in the absence of a designated beneficiary, to the estate of the Eligible Director, in a single payment or installments as elected by the Eligible Director.

(d) Dividend Equivalents.

(i) In addition to the payment provided for in Section 8(c), each Eligible Director (or beneficiary) entitled to payment under this Section 8(d) shall receive at the same time the dividend equivalent amounts calculated under subsection (ii) below.

(ii) The dividend equivalent amount is the number of additional share credits attributable to the number of share credits originally granted plus additional share credits previously calculated hereunder. Such additional share credits shall be determined and credited as of each dividend payment date by dividing the aggregate cash dividends that would have been paid had share credits awarded or credited (but not yet paid) under this Section 8(d), as the case may be, been actual shares of Stock on the record date for such dividend by the market price per share of Stock on the dividend payment date. For this purpose, the market price on any day shall be the average of the highest and lowest sales price of Stock as quoted on the composite transactions table for such day, unless the Board determines that another procedure for determining market price would be more appropriate. Fractional share credits shall be calculated to not less than three decimal places.

(e) Payment; Fractional Shares. Payments pursuant to Sections 8(c) and 8(d) above shall be made in shares of Stock, except that there shall be paid in cash the value of any fractional share.

9. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 9(b) and 9(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash

A-8    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) Common Knowledge Retail Customer Service score or a similar customer service measurement as measured by a third-party administrator; (9) Pharmacy Benefit Services Customer Satisfaction score; (10) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; operating earnings; (11) total stockholder return; or (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 9(c) hereof.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the pool; provided the sum of such percentages shall not exceed one hundred percent (100%) and the payment does not exceed the per-person award limit set forth in Section 5.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, at the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 9(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment of the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the pool; provided the sum of such percentages shall not exceed one hundred percent (100%) and the payment does not exceed the per-person award limit set forth in Section 5.

(ii) Potential Annual Incentive Awards. Not later than the end of the ninetieth (90th) day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 9(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof in the given performance

www.cvshealthannualmeeting.com    A-9

EXHIBIT A

year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 9(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 9(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 9(b) and Section 9(c) Awards under Code Section 162(m). It is the intent of the Corporation that Performance Awards and Annual Incentive Awards under Sections 9(b) and 9(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 9(b) through (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10. Change in Control.

(a) Effect of “Change in Control”. In the event that a Participant experiences a Termination Without Cause or a Constructive Termination Without Cause within two (2) years following a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award agreement:

(i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 11(a) hereof;

(ii) The restrictions, deferral of settlement and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a) hereof; and

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

A-10    CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

(b) Definition of “Change in Control”. A “Change in Control” shall be deemed to have occurred if:

(i) any Person (other than (w) the Corporation, (x) any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, (y) any corporation owned, directly or indirectly, by the stockholders of the Corporation immediately after the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such occurrence, or (z) any surviving or resulting entity from a merger or consolidation referred to in clause (iii) below that does not constitute a Change of Control under clause (iii) below) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3 under the Exchange Act), as directly or indirectly, of securities of the Corporation or of any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Corporation (a “Significant Subsidiary”), representing thirty percent (30%) or more of the combined voting power of the Corporation’s or such Significant Subsidiary’s then outstanding securities;

(ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Corporation or any Significant Subsidiary with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a transaction (or series of transactions within a twelve (12)-month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Corporation but in no event assets having a gross fair market value of less than forty percent (40%) of the total gross fair market value of all of the consolidated assets of the Corporation (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such sale or disposition.

(c) Definition of “Termination Without Cause” and “Constructive Termination Without Cause”.

(i) “Termination Without Cause” shall mean the involuntary termination of a Participant’s employment by the Corporation or a subsidiary without Cause.

(ii) “Constructive Termination Without Cause” shall mean the Participant’s termination of his or her employment following the occurrence, without the Participant's written consent, of one or more of (A) an assignment of any duties to the Participant that is materially inconsistent with Participant’s position, (B) a material decrease in Participant’s annual base salary or target annual incentive award opportunity, or (C) a relocation of Participant’s principal place of employment more than thirty-five (35) miles from Executive’s place of employment before such relocation. In all cases, no Constructive Termination Without Cause shall be deemed to have occurred if any such event occurs as a result of a prior termination. In addition, no Constructive termination Without cause shall be deemed to have occurred unless the Participant provides written notice to the Corporation that any such event has occurred, which notice identifies the event and is provided within thirty (30) days of the initial occurrence of such event, a cure period of forty-five (45) days following the Corporation’s receipt of such notice expires and the Corporation has not cured such event within such cure period, and the Participant actually terminates his/her employment within thirty (30) days of the expiration of the cure period.

(iii) “Cause” shall be deemed to occur if the Participant (A) willfully and materially breaches any of his or her obligations to the Corporation with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation; (B) is convicted of a felony involving moral turpitude; or (C) engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Participant’s duties to the Corporation, resulting, in either case, in material harm to the financial condition or reputation of the Corporation.

www.cvshealthannualmeeting.com    A-11

EXHIBIT A

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs in tandem therewith) may be transferred (without receipt of value from the transferee) to one or more Beneficiaries, family members or other permitted transferees designated by the Committee during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Performance Awards granted under Section 9(b) hereof or Annual Incentive Awards granted under Section 9(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Corporation and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes required to be withheld by the applicable employment tax rules in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable

A-12     CVS Health Notice of Annual Meeting of Stockholders

EXHIBIT A

to enable the Corporation to satisfy obligations for the payment of withholding taxes relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of such withholding tax obligations.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if the amendment increases the number of shares of Stock reserved and available for delivery in connection with Awards, materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. Subject to the provisions of Section 7(a) the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary, (ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Recoupment Policy. Except as may be specifically provided in the Award agreement, each Award under the Plan shall be subject to the terms of the Corporation’s Recoupment Policy as it exists from time to time.

(l) Code Section 409A. With respect to Awards subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding

www.cvshealthannualmeeting.com    A-13

EXHIBIT A

anything in the Plan to the contrary, if a Participant is determined under rules adopted by the Committee to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and as defined in the Corporation’s Universal 409A Definition Document, payment under any Award hereunder shall be delayed to the extent necessary to avoid a violation of Code Section 409A.

(m) Plan Effective Date and Stockholder Approval; Expiration Date. The Plan has been initially adopted by the Board effective May 12, 2010, subject to approval by the stockholders of the Corporation, and amended by the Board effective as of January 15, 2013. Unless an extension is approved by the stockholders of the Corporation, the Plan shall have a term that expires on May 11, 2020, after which no further Awards may be made, provided, however, that the provisions of the Plan shall continue to apply to Awards made prior to such date.

A-14     CVS Health Notice of Annual Meeting of Stockholders

Our National Presence

REINVENTING PHARMACY
We’re reinventing pharmacy to have a more active, supportive role in each person’s unique health experience and in the greater health care environment—from advising on prescriptions to helping manage chronic and specialty conditions to providing quality walk-in medical care and pharmacy benefits management.

7,800+
Retail drugstores

217K+
Colleagues
in 46 states, Puerto Rico , District of Columbia and Brazil

24,000+
Pharmacists

HEALTH IS EVERYTHING
Through our unique integrated model of retail pharmacies, walk-in medical clinics, pharmacy benefits management, and expanding specialty pharmacy services, we are increasing access to quality care and delivering better health outcomes, while effectively managing pharmaceutical costs and lowering overall health care costs.

970+
MinuteClinic locations
in 31 states and District of Columbia

24M+
Patient visits since 2000 at MinuteClinic

2,400+
Nurses, Nurse Practitioners and
Physician Assistants

Leading Pharmacy
Benefits Manager (PBM)

65M
PBM Plan Members

2,200+
CVS/caremark Clients

————————

82M+ Prescriptions delivered via mail and Maintenance Choice®

THE FUTURE OF HEALTH CARE
CVS Health is a pharmacy innovation company that is shaping the future of health care for people, businesses and communities across the United States.

9.3.2014
CVS QUITS FOR GOOD
Eliminated the sale of tobacco products, to better align with payors and providers

CVS HEALTH CORPORATION C/O WELLS FARGO SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945
SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M85802-P60821-Z64918	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CVS HEALTH CORPORATION

The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Richard M. Bracken	☐	☐	☐

	1b.	C. David Brown II	☐	☐	☐

	1c.	Alecia A. DeCoudreaux	☐	☐	☐

	1d.	Nancy-Ann M. DeParle	☐	☐	☐

	1e.	David W. Dorman	☐	☐	☐

	1f.	Anne M. Finucane	☐	☐	☐

	1g.	Larry J. Merlo	☐	☐	☐

	1h.	Jean-Pierre Millon	☐	☐	☐

	1i.	Richard J. Swift	☐	☐	☐

	1j.	William C. Weldon	☐	☐	☐

	1k.	Tony L. White	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:

2.	Proposal to ratify independent public accounting firm for 2015.	☐	☐	☐

3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Proposal to approve performance criteria in the Company's 2010 Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Stockholder proposal regarding congruency of corporate values and political contributions.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.proxyvote.com and at www.cvshealthannualmeeting.com.

M85803-P60821-Z64918

CVS HEALTH CORPORATION
Annual Meeting of Stockholders
May 7, 2015, 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Larry J. Merlo and David W. Dorman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CVS HEALTH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT, on May 7, 2015 at the CVS Health Customer Support Center, One CVS Drive, Woonsocket, RI 02895, and any adjournment or postponement thereof.

Additional Voting Instructions for Certain CVS Health Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS Health Corporation and Affi liated Companies (the "Plan"), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the Plan, to vote as indicated on the reverse side, all shares of CVS Health common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Shares held under the Plan for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side